EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

By and Among

HIGHBURY FINANCIAL INC.,

ASTON ASSET MANAGEMENT LLC

and

ABN AMRO ASSET MANAGEMENT HOLDINGS, INC.,

ABN AMRO INVESTMENT FUND SERVICES, INC.,

ABN AMRO ASSET MANAGEMENT, INC.,

MONTAG & CALDWELL, INC.,

TAMRO CAPITAL PARTNERS LLC,

VEREDUS ASSET MANAGEMENT LLC

and

RIVER ROAD ASSET MANAGEMENT, LLC

April 20, 2006

Exhibit A-1	Target Funds
Exhibit A-2	Separately Managed Accounts
Exhibit A-3	Excluded Funds
Exhibit B	Bill of Sale; Assignment and Assumption Agreement
Exhibit C	Sub-Advisory License Agreement
Exhibit D	Officer Certificate of Sellers
Exhibit E	Secretary Certificate of Sellers
Exhibit F	Officer Certificate of Purchaser
Exhibit G	Secretary Certificate of Purchaser
Exhibit H	Transition Services Agreement
Exhibit I	Form of New Sub-Advisory Agreement
Exhibit J	Legal Opinion of Sonnenschein Nath & Rosenthal LLP
Exhibit K	Legal Opinion of Bingham McCutchen LLP
Exhibit L	Fund Financial Statements and Most Recent Statements of Business
Exhibit M	Investment Advisory Contract
Schedule 1.1	Acquired Assets
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 1.4	Purchase Price Wire Transfer Instructions
Schedule 1.5	Permitted Liens
Schedule 1.7	Sellers’ Closing Deliveries
Schedule 1.8	Purchaser’s Closing Deliveries
Schedule 2.1	No Violation
Schedule 2.2	Fund Contracts
Schedule 2.5	Financial Statements
Schedule 2.6	Proprietary Rights
Schedule 2.7	Title; Sufficiency of Assets
Schedule 2.8	Litigation
Schedule 2.9	Consents and Approvals
Schedule 2.10	Contracts
Schedule 2.11	Absence of Undisclosed Liabilities
Schedule 2.13	Tax Matters
Schedule 2.14	Conduct of Business Since Date of Most Recent Statement of Business
Schedule 2.15	Affiliate Transactions
Schedule 3.3	Consents and Approvals of Purchaser
Schedule 4.2(j)	Designated Employees
Schedule 4.13(a)	Non-Compete Payments
Schedule 4.13(b)	Designated Employee Payments
Schedule 5.3(a)	Retained Names and Marks
Schedule 5.5	Non-Solicitation
Schedule 5.6(b)	Additional Sub-Advisor Investments
Schedule 5.7	Seed Money
Schedule 8.1(d)	Consents
Schedule 9.17	Economic Terms of Investment Advisory Contracts and Investment Subadvisory Contracts

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 20, 2006 (the “Effective Date”), is made by and among Highbury Financial Inc., a Delaware corporation, and Aston Asset Management LLC, a Delaware limited liability company (collectively, the “Purchaser”), ABN AMRO Asset Management Holdings, Inc., a Delaware corporation (“AAAMHI”), ABN AMRO Investment Fund Services, Inc., a Delaware corporation (“AAIFS”), ABN AMRO Asset Management, Inc., an Illinois corporation (“AAAMI”), Montag & Caldwell, Inc., a Georgia corporation (“Montag”), Tamro Capital Partners LLC, a Delaware limited liability company (“TAMRO”), Veredus Asset Management LLC, a Kentucky limited liability company (“Veredus”), and River Road Asset Management, LLC, a Delaware limited liability company (“River Road” and together with AAAMHI, AAIFS, AAAMI, Montag, TAMRO and Veredus individually referred to as a “Seller” and collectively as “Sellers”). Except as otherwise defined, capitalized terms herein have their respective meanings set forth in Section 9.17.

R E C I T A L S

WHEREAS, Sellers are engaged in the business of providing investment advisory, administration, distribution and related services to the Target Funds and to the Separately Managed Accounts (collectively, the “Business”) and own certain assets and rights used in connection with the conduct of the Business;

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, in each case upon the terms and subject to the conditions set forth in this Agreement and in compliance with Section 15(f) of the 1940 Act, the Acquired Assets (the “Acquisition”);

WHEREAS, the applicable board of directors or managers of Sellers and where applicable the shareholders or members of each Seller have each approved this Agreement and the transactions contemplated hereby and have determined that this Agreement and such transactions are advisable and in the best interests of Sellers and their shareholders;

WHEREAS, the Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby and has determined that this Agreement and such transactions are advisable and in the best interests of Purchaser and its shareholders;

WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Parties have entered into a Transition Services Agreement, attached hereto as Exhibit H, which shall by its terms become effective upon the Effective Date; and

WHEREAS, each Seller is willing to agree not to engage in certain activities following the consummation of the transactions contemplated hereby or to take certain other actions in connection therewith;

NOW, THEREFORE, in consideration of the foregoing Recitals, the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES.

1.1 Purchase and Sale of Assets.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of any Liens, and Purchaser shall purchase, acquire and accept from Sellers, all right, title and interest in and to each of the Acquired Assets (the “Purchase and Sale”).

1.2 Excluded Assets.

It is understood and agreed that Purchaser shall not acquire from Sellers, and Sellers shall retain ownership of, all right, title and interest in and to each of the Excluded Assets.

1.3 Assumption of Liabilities.

Effective as of the Closing, Purchaser shall assume, and shall become liable for, the Assumed Liabilities. At the Closing, Purchaser and Sellers shall execute and deliver an assignment and assumption agreement and such other documents as may be necessary in respect of Purchaser’s assumption of the Assumed Liabilities reasonably satisfactory in form and substance to counsel for Sellers and Purchaser. Sellers represent, warrant, covenant and agree with and to Purchaser that, with the exception of the Assumed Liabilities, Purchaser shall not assume any debts, obligations or liabilities, direct or indirect, contingent or otherwise, of any nature whatsoever of any Seller, the Targeted Funds, or their respective Subsidiaries or Affiliates, whether in connection with any of the Acquired Assets, the Business or otherwise, and Sellers shall retain ownership of and responsibility for all such debts, obligations and liabilities.

1.4 Purchase Price.

Subject to the terms and conditions set forth herein, Purchaser shall pay to AAAMHI at the Closing in cash an aggregate amount equal to $38,600,000 (the “Purchase Price”) by wire transfer of immediately available funds, which amount shall be paid to the account set forth on Schedule 1.4.

1.5 Contingent Adjustment Amount.

(a) Not more than ten (10) business days after the Calculation Date, Purchaser shall deliver to AAAMHI a statement setting forth Purchaser’s good faith determination of the Calculation Date Revenue based on Purchaser’s books and records and other information then available (the “Purchaser Calculation Statement”). During the thirty (30) day period following delivery to AAAMHI of the Purchaser Calculation Statement, Purchaser shall give the Sellers and any accountants and authorized representatives of Sellers access at all reasonable times to the properties, books, records and personnel of the Business to the extent necessary to enable the Sellers to prepare, review and resolve any disputes relating to the calculation of the Calculation Date Revenue.

(b) If AAAMHI disagrees in good faith with Purchaser’s determination of the Calculation Date Revenue, AAAMHI shall, within thirty (30) days after receipt of the Purchaser Calculation Statement, notify Purchaser in writing of such disagreement (a “Disagreement Notice”), and Purchaser and AAAMHI thereafter shall negotiate in good faith to resolve any such disagreements. If Purchaser and AAAMHI are unable to resolve any such disagreements within thirty (30) days after AAAMHI delivers the Disagreement Notice, Purchaser and AAAMHI shall submit the dispute to the Independent Accounting Firm for resolution. The resolution of such disagreements and the determination of the Calculation Date Revenue by the Independent Accounting Firm shall be final and binding on Purchaser and Sellers. The first date upon which the Calculation Date Revenue has been definitively determined pursuant to this Section 1.5 shall be referred to herein as the “Resolution Date.” Fees and expenses of the Independent Accounting Firm shall be paid as follows: (i) to the extent the Independent Accounting Firm’s determination of the Calculation Date Revenue is less than 103% of the Calculation Date Revenue set forth in the Purchaser Calculation Statement, the fees shall be borne by AAAMHI; (ii) to the extent the Independent Accounting Firm’s calculated Contingent Adjustment Amount is at least 103% but not greater than 107% of the Calculation Date Revenue as reflected in the Purchaser Calculation Statement, the fees shall be equally split between Purchaser and AAAMHI; and (iii) to the extent the Independent Accounting Firm’s calculated Contingent Adjustment Amount is 107% or more of the Calculation Date Revenue as reflected in the Purchaser Calculation Statement, the fees shall be paid by Purchaser. If Purchaser does not receive a Disagreement Notice within thirty (30) days of delivery of the Purchaser Calculation Statement, then the determination of the Calculation Date Revenue set forth in the Purchaser Calculation Statement shall be final.

(c) If the Calculation Date Revenue is within $3,800,000 (the “TR Allowance”) of the Target Revenue, then the Contingent Adjustment Amount shall equal zero. If the Calculation Date Revenue is more than the Target Revenue by an amount greater than the TR Allowance, then Purchaser shall, within five (5) business days after the Resolution Date, pay to AAAMHI, in immediately available funds, an amount equal to the lesser of (1) the positive difference of (x) the Calculation Date Revenue minus (y) the sum of the Target Revenue and the TR Allowance and (2) the Purchaser Cap Amount. If the Calculation Date Revenue is less than the Target Revenue by an amount greater than the TR Allowance, then AAAMHI shall, within five (5) business days after the Resolution Date, pay to Purchaser, in immediately available funds, an amount equal to the lesser of (1) the positive difference of (x) the Target Revenue minus (y) the sum of the Calculation Date Revenue and the TR Allowance and (2) the Seller Cap Amount.

(d) From the Closing Date to the Calculation Date, Purchaser, without AAAMHI’s prior written consent, which shall not be unreasonably withheld or delayed, shall not sponsor or make a proposal to the trustees or shareholder of any Target Fund to take any of the following actions, if doing so would be reasonably likely to materially reduce the Contingent Adjustment Amount payable by the Purchaser to AAAMHI: (i) change the fees assessed under the Investment Subadvisory Contracts; (ii) take any action primarily aimed at artificially decreasing the Calculation Date Revenue including, without limitation, by shifting revenues out of the Determination Period; (iii) directly or indirectly sell or transfer the Business or a material portion of the Acquired Assets outside of the ordinary course of business; or (iv) merge or dissolve any Target Fund; provided that Purchaser may propose to merge any Target Fund with another Target Fund; provided that the foregoing shall in no way limit the discretion of the trustees to take any action inconsistent with any of the forgoing sections or to otherwise act in a manner consistent with their fiduciary duties; provided further that nothing herein shall preclude the Purchaser from taking, or refraining to take, any action to the extent that Purchaser is specifically required to do so by the board of trustees of a Target Fund based upon the Board of Trustee’s independent determination which was not the result of any solicitation, proposal, request, encouragement or recommendation made by Purchaser or any of its employees, Affiliates, agents or advisors. Purchaser may, at any time in its sole discretion, pay to AAAMHI the Purchaser Cap Amount whereupon, notwithstanding any other provision of this Section 1.5 (or, after the first anniversary of the Closing Date, Section 5.8), Purchaser and Sellers shall be released from (1) the obligations set forth in this Section 1.5 (and, after the first anniversary of the Closing Date Section 5.8), (2) any and all liability with respect to any previous non-compliance with such provisions, and (3) any obligation then existing or thereafter arising to pay any Contingent Adjustment Amount.

(e) To the extent that the board of trustees of any of the Target Funds elects to take an action which results in the occurrence of an event (a “Fund Change”) described in Section 1.5(d)(i)-(iv) above with respect to any of the Target Funds, Purchaser shall provide AAAMHI prompt written notice thereof, and AAAMHI and Purchaser hereto agree to negotiate in good faith the calculation (the “Amended Calculation”) for determining the Contingent Adjustment Amount to make such equitable adjustments as are appropriate to take into account such Fund Change. To the extent AAAMHI and Purchaser are unable to agree on the Amended Calculation within sixty (60) days after written notice was delivered by Purchaser regarding such Fund Change, AAAMHI and Purchaser agree to submit such determination to binding arbitration in Cook County, Illinois, in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by such arbitration may be entered in any court having jurisdiction. The Parties shall appoint one arbitrator (the “Arbitrator”). If the Parties cannot agree on the appointment of the Arbitrator within two (2) business days of the nomination by AAAMHI of an Arbitrator, then such Arbitrator shall be appointed pursuant to the International Arbitration Rules of the American Arbitration Association, but in no event shall the appointment of an Arbitrator take longer than five (5) business days after AAAMHI’s nomination of an Arbitrator. As soon as the Arbitrator has been appointed, a hearing date shall be set within ten (10) business days thereafter. Written submittals shall be presented and exchanged by the Parties five (5) days before the hearing date. At such time, the Parties also shall exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing. The Arbitrator shall make his/her determination within ten (10) days after the hearing. The fees and expenses of the Arbitrator shall be split evenly between Purchaser and AAAMHI, and each Party will bear the fees and expenses of its own attorneys and experts.

1.6 Closing.

Consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 7800 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606-6404, at 5:00 p.m., local time, on the last business day of the month in which all of the conditions set forth in Sections 8.1 and 8.2 have been either satisfied or waived, or at such other time and place and on such other date as Purchaser and Sellers shall agree (the “Closing Date”).

1.7 Sellers’ Closing Deliveries.

Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Purchaser’s deliveries hereunder, Sellers shall deliver or cause to be delivered to Purchaser all of the documents and instruments set forth on Schedule 1.7, all in form and substance reasonably satisfactory to Purchaser and its counsel.

1.8 Purchaser’s Closing Deliveries.

Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Sellers’ deliveries hereunder, Purchaser shall deliver or cause to be delivered to Sellers all of the documents and instruments set forth on Schedule 1.8, all in form and substance reasonably satisfactory to Sellers and their counsel.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

AAAMHI and AAIFS, jointly and severally with respect to each other and each of the other Sellers, and each other Seller, severally but not jointly, hereby represent and warrant to Purchaser the following as of the Effective Date and as of the Closing (provided that a particular representation or warranty shall be deemed to be qualified by a particular item of disclosure set forth in the Schedules only if, and to the extent that, (i) the disclosure is set forth or incorporated by reference in the Schedule having the number corresponding to the subsection containing the representation or warranty being qualified or (ii) the applicability of such disclosure to the subsection containing the representation or warranty being qualified is reasonably apparent on its face):

2.1 Corporate Organization; Capitalization; No Violation.

(a) Seller is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the Laws of the applicable state of its organization and in each other jurisdiction except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Seller has all requisite corporate power and authority to (i) own, operate and lease its assets and to carry on the Business as currently conducted, (ii) make, execute and deliver this Agreement and the Transaction Documents to which it is a party, and (iii) perform all of its obligations to be performed by it hereunder and thereunder.

(b) All of the issued and outstanding stock of AAIFS, AAAMI, and Montag is owned by AAAMHI. All of the issued and outstanding capital membership interests of TAMRO are owned by AAAMHI. Of the issued and outstanding membership interests of Veredus, 50% of such interest is owned by AAAMHI and 50% is held by Persons who are or were employees of Veredus. Of the issued and outstanding membership interests of River Road, 45% of such interest is owned by AAAMHI and 55% of such interest is held by Persons who are or were employees of River Road.

(c) Except as set forth on Schedule 2.1, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party does not and will not conflict with or result in any violation of, or constitute a breach or default under (or an event that with notice or lapse of time or both would become a default under): (i) any term of the charter documents, bylaws or other organizational documents of Seller, and (ii) except as individually or in the aggregate could not be considered material to the Business (A) any note, bond, mortgage, indenture, loan or indebtedness for borrowed money of Seller, (B) any agreement, permit or other instrument to which Seller is subject, or (C) any Law of any Governmental Entity to which Seller is subject.

2.2 ABN AMRO Funds; Target Funds.

(a) ABN AMRO Funds is an open-end management investment company duly registered under the 1940 Act and duly recognized, validly existing and in good standing as a Delaware business trust and has full power, right and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Laws.

(b) Each Target Fund as to which Seller is an investment advisor is a duly established series of ABN AMRO Funds.

(c) No Target Fund as to which Seller is an investment advisor is in default in performing, observing or fulfilling the terms or conditions of its declaration of trust or bylaws and these documents are in full force and effect.

(d) The shares of each Target Fund as to which Seller is an investment advisor outstanding at any time (i) have been issued and sold in compliance with requirements of Law in all material respects, (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required pursuant to the requirements of Law, and (iii) have been duly authorized and validly issued and are fully paid and, to the extent applicable, non-assessable.

(e) Set forth in Exhibit A-1 opposite each Target Fund as to which Seller is an investment advisor is the (i) authorized shares as of October 31, 2005 (the “Capitalization Date”), (ii) par value, and (iii) shares that were issued and outstanding (the “Fund Shares”) as of the Capitalization Date. Fund Shares represent the only authorized capital stock of the Target Funds as of the Capitalization Date and issued and outstanding as of the Capitalization Date.

(f) No Seller or any “affiliated person” (as such term is defined in the 1940 Act) of Seller or the Target Funds receives or is entitled to receive any compensation directly or indirectly (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any of the Target Funds, other than bona fide ordinary compensation as principal underwriter for the Target Funds or as broker in connection with the purchase or sale of securities in compliance with Section 17(e) of the 1940 Act or (ii) from the Target Funds or its shareholders for other than bona fide investment advisory, administrative or other services.

(g) Seller has delivered or made available to the Purchaser copies of the following documents (“Fund Contracts”) in effect as of the date of this Agreement, each of which is listed in Schedule 2.2:

(i)
each advisor agreement in effect and related to the Target Funds as to which Seller is an investment advisor (“Existing Investment Advisor Agreements”) or sub-advisor agreement in effect and related to Target Funds (the “Subadvisory Agreements”);

(ii)
the custody agreements, transfer agent agreements, accounting services agreements, shareholder services agreements, administrative service and similar agreements by which a Target Fund is bound or under which it receives services;

(iii)	the prospectuses, statement of additional information and similar selling or offering documents distributed in connection with offering interests in a Target Fund;

(iv)	the declarations and all amendments thereto, the bylaws and all amendments thereto, and other organizational documents of a Target Fund; and

(v)
any other agreements, contracts and commitments material to a Target Fund’s business or operations, except for documents relating to the purchase of specific portfolio investments by or for a Target Fund.

Except as disclosed in Schedule 2.2, there does not exist under any Fund Contract relating to any Target Fund as to which Seller is an Investment Advisor, an event of default or event or condition that, after notice or lapse of time or both, would constitute an event of default under it on the part of Seller or any of its Affiliates, the Target Fund party to it, or, to Seller’s Knowledge, on the part of any other party to it (except for defaults, events or conditions that, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

(h) To the Knowledge of Sellers, each Existing Investment Advisor Agreement and Subadvisory Agreement relating to any Target Fund or to which Seller is an Investment Advisor which is subject to Section 15 of the 1940 Act has been duly approved at all times and is in compliance in all material respects with Section 15 of the 1940 Act and all other applicable Laws. Each such Existing Investment Advisor Agreement and Subadvisory Agreement has been performed by Sellers in accordance with the 1940 Act and all other applicable Laws, except for such failures of performance which, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.

(i) A copy of each distribution plan adopted by the board of trustees of the ABN AMRO Funds under Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) with respect to each of the Target Funds as to which Seller is an Investment Advisor has been made available to Purchaser, and all distribution payments since January 1, 2002 have been made in compliance with the related Rule 12b-1 Plan in all material respects and in conformity with applicable Law in all material respects. Any payments for distribution or shareholder servicing activities in excess of the amounts provided under the Rule 12b-1 Plans (“Revenue Sharing Payments”) have been paid by Seller or its Affiliates out of their past profits or other available sources. No Revenue Sharing Payments are obligations of or have been borne by any of the Target Funds as to which Seller is an Investment Advisor.

(j) Since January 1, 2002, each Target Fund as to which Seller is an Investment Advisor has filed the prospectuses, annual information forms, registration statements, proxy statements, financial statements, other forms, reports, advertisements and other documents required to be filed with applicable regulatory authorities, except where the failure to file could not reasonably be expected to have a Material Adverse Effect. These documents were prepared in accordance with applicable Law in all material respects.

(k) Each Target Fund as to which Seller is an investment advisor is, and since January 1, 2002 has been, in compliance in all material respects with its respective investment objectives and policies.

(l) Each Target Fund as to which Seller is an investment advisor has (i) duly adopted written policies and procedures required by Rule 38a-1 under the 1940 Act and (ii) designated and approved an appropriate chief compliance officer in accordance with such rule. All such policies and procedures comply in all material respects with applicable Laws and there have been no material violations or allegations of material violations of such policies and procedures.

(m) Each Target Fund as to which Seller is an Investment Advisor is, and has been in compliance with, and has not received notice of a violation of, the Laws, regulations, ordinances and rules (including those of any non-governmental self-regulatory agencies) applying to it or its operations (except for failures to be in compliance and violations that could not reasonably be expected to have a Material Adverse Effect).

(n) All authorizations needed to conduct the operations of the Target Funds as to which Seller is an Investment Advisor have been duly obtained and are in full force and effect. There are no proceedings pending or, to the Seller’s Knowledge, threatened that would result in the revocation, cancellation or suspension, or adverse modification, of any such authorizations.

2.3 Securities Activity Regulatory Compliance.

(a) To the extent Seller is a Selling Registered Adviser, Seller is, and at all times required by the Advisers Act during the past five years has been, duly registered as an investment adviser under such act. Each Selling Registered Adviser is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration, licensing or qualification. Each Selling Registered Adviser has delivered to the Purchaser a true and complete copy of its Form ADV, as amended to date, filed by Selling Registered Adviser with the SEC, copies of all state notice filing forms, likewise as amended to date, and copies of all current reports required to be kept by Selling Registered Adviser pursuant to the Advisers Act. The information contained in such forms and reports was true and complete at the time of filing in all material respects. Each Selling Registered Adviser has filed all material amendments required to be filed to its Form ADV.

(b) To the extent Seller is a Selling Registered Adviser, Seller (i) has adopted a formal code of ethics complying with Section 17(j) of the 1940 Act and Rule 204A-1 promulgated under the Advisers Act; (ii) has adopted and implemented a written policy on insider trading complying with Section 204A of the Advisers Act; (iii) has adopted and implemented a written policy on allocations of initial public offerings of securities; (iv) has adopted and implemented written policies and procedures with respect to proxy voting complying with Rule 206(4)-6 promulgated under the Advisers Act; and (v) has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder, and designated and approved an appropriate chief compliance officer, in accordance with Rule 206(4)-7 under the Advisers Act.

2.4 Execution and Delivery; Authority.

This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which each is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized pursuant to and in accordance with the Laws governing Seller and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance.

2.5 Financial Statements.

Attached hereto as Exhibit L are true and complete copies of the following financial statements: (x) audited statement of net assets as of October 31, 2005 of each of the Target Funds as to which Seller is an Investment Advisor (collectively, the “Fund Financial Statements”), and (y) unaudited statements which set forth the net revenues of the Business and payments on behalf of the Business to third parties for the twelve (12) month period ending December 31, 2005 and for the three-month period ended March 31, 2006 (such unaudited statements being referred to herein as the “Most Recent Statement of Business”). Except as set forth on Schedule 2.5: (A) the Fund Financial Statements and the Most Recent Statement of Business, (i) have been derived from the accounting books and records of the Business or the Target Funds, as applicable; (ii) were prepared in all material respects in accordance with GAAP, except, in the case of interim financial statements, for the absence of notes thereto and normal year-end adjustments; (iii) in the case of the Fund Financial Statements, present fairly, in all material respects, the financial position of each Target Fund as of the date of the Fund Financial Statements and the results of operations and changes in net assets of each Target Fund during the period covered by the Fund Financial Statements in accordance with GAAP; and (iv) in the case of the Most Recent Statement of Business, present fairly, in all material respects, the net revenues of the Business and the payments on behalf of the Business to third parties for the applicable periods reflected on the Most Recent Statement of Business in accordance with GAAP; and (B) the Fund Financial Statements have been certified by Ernst & Young LLP.

2.6 Proprietary Rights.

(a) Schedule 2.6(a) contains a complete and accurate list of all Proprietary Rights owned or, where indicated on such Schedule, licensed by any Seller and constitute all of the Proprietary Rights used, held for use or useful in or necessary to the Business of such Seller (the “Business Proprietary Rights”). Except as set forth on Schedule 2.6(b), there exist no restrictions on the disclosure, transfer or, to the Knowledge of the Sellers, use of such Business Proprietary Rights, and Seller has not licensed or otherwise granted any rights to use any of the Business Proprietary Rights to any third party.

(b) Except as set forth on Schedule 2.6(b):

(i)	the Sellers own all right, title, and interest in and to all of the Business Proprietary Rights (in each case free and clear of all Liens, other than Permitted Liens);

(ii)
there have been no claims made against any Seller since January 1, 2002, asserting the invalidity, misuse or unenforceability of any of the Business Proprietary Rights or asserting that the conduct by any Seller with respect to its conduct associated with the Business has infringed or misappropriated any Business Proprietary Rights of any other Person;

(iii)	to the Knowledge of Sellers, the Business Proprietary Rights have not been infringed or misappropriated by any other Person; and

(iv)	the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on any Business Proprietary Right.

2.7 Title; Sufficiency of Assets.

Except as set forth on Schedule 2.7, Seller has good and marketable title to all of its Acquired Assets, free and clear of all Liens, other than Permitted Liens. At the Closing, Purchaser will be vested with good and marketable title in and to the Acquired Assets sold by Seller, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 2.7, on the Closing Date, Purchaser will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use all of the rights, properties and assets necessary to conduct the Business of Seller in all material respects as currently conducted and as the same will be conducted on the Closing Date.

2.8 Litigation.

Except as set forth on Schedule 2.8, there is no action, suit, proceeding, investigation or inquiry (i) pending against any Target Fund or to which Seller is an Investment Advisor or against Seller in respect of any Target Fund or Seller’s Business, (ii) to the Knowledge of any Seller, threatened against any Target Fund or against Seller in respect of any Target Fund, or (iii) to the Knowledge of Seller, pending or threatened against any sub-advisor of any Target Fund, in each case, before any arbitrator or before or by any Governmental Entity, official or self-regulatory body. There is no action, suit or proceeding pending or, to the Knowledge of any Seller, threatened against Seller, before any arbitrator or any Governmental Entity or official or self-regulatory body which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Except as set forth on Schedule 2.8, none of the Target Funds to which Seller is the Investment Advisor, Seller or, to the Knowledge of Seller, any sub-advisors of any Target Funds, have received any request from the SEC or any other governmental body or any self-regulatory authority for documents or information regarding (A) the practice of short-term buying or selling of any such Target Fund shares in order to exploit inefficiencies in the pricing of any Target Fund shares or (B) the receipt and transmission of orders to purchase or redeem any such Target Fund shares after 4:00 p.m. Eastern time.

2.9 Consents and Approvals.

Except as set forth on Schedule 2.9, no consent, approval, waiver, authorization, notice or filing with any Governmental Entity or other third Person is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement.

2.10 Contracts.

Seller represents that Schedule 2.10 lists the following contracts and other agreements related to the Business to which Seller is a party:

(i)	each agreement for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(ii)
each agreement under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in excess of $250,000, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(iii)	each agreement that materially restricts the ability of any Seller to engage in the Business;

(iv)	each license agreement (as licensor or licensee), other than licenses of off-the-shelf software entered into in the ordinary course of business;

(v)	any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; and

(vi)	each material agreement with any Seller or their Affiliates.

Seller has made available to Purchaser a correct and complete copy of each written agreement to which it is a party listed in Schedule 2.10. Each such agreement is valid, binding and enforceable by Seller, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies, or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Seller is not in breach or default under any agreement, and no event has occurred which with notice or lapse of time or both would constitute a breach or default thereunder by Seller, or permit termination, modification, or acceleration by the other party thereto, except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

2.11 Absence of Undisclosed Liabilities.

Except as set forth on Schedule 2.11 hereto, to the Seller’s Knowledge, no Target Fund as to which Seller is an Investment Advisor has any indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Fund Financial Statements in accordance with GAAP) which (i) exceeds $50,000 individually or in the aggregate and (ii) has (x) not been reflected on the Most Recent Statement of Business, or (y) arisen in the ordinary course of Business consistent with past practices since the date of the Most Recent Statement of Business.

2.12 Licenses; Compliance with Laws.

(a) Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its Business, except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Business is not being conducted by Seller in violation of any Laws of any Governmental Entity, except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Neither Seller nor any of the Target Funds for which it is an Investment Advisor has any agreements or understandings (i) with any individual shareholder or group of shareholders to permit or encourage the practice of short-term buying or selling of Target Fund shares or (ii) relating to the receipt and transmission of orders to purchase or redeem Target Fund shares after 4:00 p.m. Eastern time, other than arrangements with financial intermediaries (including, without limitation, retirement plan administrators) who are to receive orders from investors prior to 4:00 p.m. Eastern time.

(c) To the Knowledge of Seller, no hedge fund owned by Target Fund has (i) engaged in the practice of short-term buying or selling of shares of registered investment companies or (ii) placed orders to purchase or redeem such shares after 4:00 p.m. Eastern time.

2.13 Tax Matters.

Except as set forth on Schedule 2.13, all of Seller’s Tax Returns are true and complete in all material respects. Seller has paid all Taxes shown to be due and payable on such Tax Returns, except to the extent that such amounts are recorded as a liability or reserved against on the Most Recent Statement of Business and, except as set forth on Schedule 2.13, have paid, or, as of the date of the Most Recent Statement of Business, have made adequate provision for and will pay when due, to the proper Governmental Entity all withholding amounts required to be paid to such Governmental Entity, except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.13, no agreements, waivers or other arrangements exist providing for an extension of time with respect to the filing of, payment by, or assessment against, Seller in respect of any Taxes. Except as set forth on Schedule 2.13, Seller is not a party to nor bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes. Seller has not been a real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in such section. There are no Liens or security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either claimed or raised by any authority in writing, or to the Knowledge of any Seller, threatened. Schedule 2.13 lists all jurisdictions in which Tax Returns are filed with respect to Seller and indicates those Tax Returns that have been audited or that are currently the subject of audit. Except as disclosed in Schedule 2.13, (i) each Target Fund has made, or will make, the election in Section 851(b) of the Code for its first federal income tax year for which it represented to its shareholders that it was a registered investment company (a “RIC”); (ii) except for its current federal income tax year, each Target Fund has qualified as a RIC for that first federal income tax year and for each succeeding federal income tax year; and (iii) each Target Fund has properly filed the Tax Returns that it is required to file, and has paid all Taxes that it is required to pay. This Section 2.13 contains the sole and exclusive representations and warranties of Sellers with respect to Taxes.

2.14 Conduct of Business Since Date of Most Recent Statement of Business.

Except as set forth on Schedule 2.14, since the date of the Most Recent Statement of Business:

(a) the Business has not suffered a Material Adverse Effect;

(b) Seller has not sold, leased or otherwise disposed of any properties or assets, except in the ordinary course of business;

(c) Seller has not mortgaged, pledged or otherwise subjected any of the Acquired Assets to any Lien, other than Permitted Liens;

(d) no event, change, condition or other matter has occurred with respect to Seller, the Business or the Target Funds for which any Seller is an Investment Advisor that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) except as expressly contemplated by this Agreement and the Transaction Documents, Seller has not agreed to take any of the foregoing actions.

2.15 Affiliate Transactions.

Except as identified on Schedule 2.15, no officer, director, stockholder or Affiliate of any Seller (i) is a party directly or indirectly to any agreement, contract, commitment or transaction with any other Seller or (ii) directly or indirectly has any material interest in any material property used by any Sellers.

2.16 Brokers and Finders.

Except for amounts owed by Sellers to UBS Securities, LLC in connection with the transactions contemplated by this Agreement, there are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by Sellers in connection with the transactions contemplated by this Agreement.

2.17 Disclaimer of Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS (INCLUDING ALL EXHIBITS, SCHEDULES, CERTIFICATE AND ATTACHMENTS HERETO AND THERETO), SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE BUSINESS OR THE ACQUIRED ASSETS.

2.18 Representations Complete.

None of the representations or warranties made by any Seller in this Agreement or any Transaction Document, nor any Schedule, Exhibit, attachment or any certificate furnished by any Seller pursuant to this Agreement or any Transaction Document, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to Sellers the following:

3.1 Organization; Authority.

Purchaser is a corporation or a limited liability company (as applicable) duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized pursuant to and in accordance with the Laws governing Purchaser and no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Sellers, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that enforceability may be limited by the bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

3.2 No Violation.

The execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby do not and will not conflict with or result in any violation of, or constitute a breach or default under (or an event that with notice or lapse of time or both would become a default under), any term of the charter documents, bylaws or other organizational documents of Purchaser, any agreement, permit, indenture, deed of trust, mortgage, loan agreement or other instrument to which Purchaser is a party or by which Purchaser is subject, or any Law of any court or other Governmental Entity to which Purchaser is subject, except in each case such that individually or in the aggregate could not reasonably have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement (a “Purchaser Material Adverse Effect”).

3.3 Consents and Approvals.

Except as set forth on Schedule 3.3, no consent, approval, waiver, authorization, notice or filing with any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement.

3.4 Adequacy of Funds.

Subject to receipt of Stockholder Approval, Purchaser currently has and as of the Closing will have all funds necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a Party, including the payment at the Closing of the Purchase Price and all expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

3.5 Litigation.

Purchaser has not received any notice of any action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation that is pending and, to the Knowledge of Purchaser, none of the foregoing is threatened against or involving Purchaser before any court, arbitrator or Governmental Entity, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Entity outstanding against Purchaser, in each case relating to the transactions contemplated by this Agreement or which, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect.

3.6 Brokers and Finders.

There are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by Purchaser in connection with the transactions contemplated by this Agreement.

3.7 Statutory Disqualification.

(a) Neither Purchaser nor any “affiliated person” thereof, as defined in the 1940 Act, (i) is ineligible pursuant to Section 9(a) of the 1940 Act to serve as an investment adviser to or principal underwriter of a registered investment company or (ii) has engaged or is currently engaging in any of the conduct specified in Section 9(b) of the 1940 Act.

(b) Neither Purchaser nor any “associated person” of Purchaser, as defined in the 1940 Act, is subject to any disqualification that, upon the consummation of the transactions contemplated hereby, would be a basis for censure, denial, suspension or revocation of registration of Purchaser or any Subsidiary as an investment adviser under Section 203(e) of the Advisers Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to form the basis for, any such censure, denial, suspension or revocation.

(c) Neither Purchaser nor any “associated person” of Purchaser (i) is subject to a “statutory disqualification,” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that, upon the consummation of the transactions contemplated hereby, would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of Purchaser or any Subsidiary of Purchaser as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to form the basis for, any such censure, limitations, suspension or revocation. No fact relating to Purchaser or any “control affiliate” thereof, as defined in Form BD, requires any response in the affirmative to any question in Item 11 of Form BD.

3.8 Acknowledgment of Delivery of Assets.

Purchaser acknowledges that, except to the extent expressly set forth herein and in the Transition Services Agreement, although Seller is obligated to provide (through transfer of the Acquired Assets and certain obligations pursuant to the Transition Services Assets) sufficient assets to operate the Business, the design, integration, structuring and implementation of the Purchaser’s Business, the physical transfer (and if necessary reassembly) of any tangible Acquired Assets and the operation of the Business following the Closing Date, is the sole and absolute responsibility of the Purchaser.

ARTICLE 4. PRE-CLOSING COVENANTS.

Each Seller and Purchaser hereby agree as follows between the Effective Date and the earlier to occur of the Closing Date and the termination of this Agreement in accordance with its terms:

4.1 Satisfaction of Conditions.

Purchaser shall use all commercially reasonable efforts to cause the conditions precedent to the obligations of Purchaser set forth in Section 8.1 to be fulfilled and each Seller shall use all commercially reasonable efforts to cause the conditions precedent to the obligations of such Seller set forth in Section 8.2 to be fulfilled. Purchaser shall use all commercially reasonable efforts to cooperate with Sellers to satisfy the conditions set forth in Section 8.2 and each Seller shall use all commercially reasonable efforts to cooperate with Purchaser to satisfy the conditions set forth in Section 8.1.

4.2 Conduct of the Business.

Except as reasonably contemplated as a result and in anticipation of the transactions contemplated hereby, each Seller shall use commercially reasonable efforts to continue to conduct the Business in the ordinary course and consistent with past practices, to keep the Business and operations intact and preserve its permits, rights, franchises, goodwill, retain the services of its key employees and to preserve its relationships with its clients, customers, landlords, suppliers and others with whom it does business. Without limiting the generality of the foregoing, each Seller covenants and agrees that it shall not propose to enter into, amend, modify, supplement or terminate, or assign any right, obligation or interest under, any contract or agreement relating to any Target Fund, or take, with respect to the Business and the Target Funds, any of the following actions:

(a) incur any indebtedness for borrowed money, issue or sell any debt securities or prepay any debt, incur any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or as guarantor or otherwise with respect to the obligations of others, except in the ordinary course of business consistent with past practice) which would be an Assumed Liability or liabilities of any of the Target Funds;

(b) declare, set aside, make or pay a dividend or other distribution in respect of its capital stock or other equity interests or otherwise purchase or redeem, directly or indirectly, any shares of its capital stock or other equity interests, except in the ordinary course of business consistent with past practice, or, in the case of any of the Sellers (but not the Target Funds), which would not materially impair the ability of such Seller to consummate the transactions contemplated hereby;

(c) except in the ordinary course of business consistent with past practice, mortgage, pledge or otherwise subject to any Lien, any of its properties or assets which, if owned by the Sellers, are to be Acquired Assets, tangible or intangible;

(d) take any action (other than in connection with the transactions contemplated hereby) other than actions in the ordinary course of business consistent with past practice;

(e) forgive or cancel any debts or claims, or waive any rights, except in exchange for fair value or in the ordinary course of business consistent with past practice;

(f) enter into any contract, agreement or other instrument that would be required to be disclosed to Purchaser pursuant to Section 2.10 if entered into prior to the date of this Agreement;

(g) pay any bonus to any Designated Employee or grant to any such person any other increase in his or her rate of compensation in any form other than (i) commissions owed under such current sales commission plans; (ii) in accordance with this Agreement; and (iii) those amounts set forth on Schedule 4.13(b);

(h) except as may be required by applicable Laws and after notice to Purchaser, adopt, or amend any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of officers, directors, trustees, partners, stockholders, employees, sales representatives or agents;

(i) hire or engage any senior advisors or management, terminate any Designated Employee or encourage any Designated Employee to resign;

(j) decrease the rate of compensation, in any form, of any Designated Employee;

(k) amend its declaration of trust or bylaws or any other organizational documents;

(l) terminate, amend, modify, change or waive any provision under any Non-Competition Agreement;

(m) change in any respect its accounting practices, policies or principles of the Business, except as may be required by applicable Laws or GAAP and after notice to Purchaser;

(n) incur any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or as guarantor or otherwise with respect to the obligations of others) which would be an Assumed Liability or liabilities of any of the Target Funds, except in the ordinary course of business consistent with past practice or as otherwise permitted hereunder;

(o) make any changes in policies or practices relating to selling practices or other terms of sale or accounting therefore of the Business, including changes in fees, or in policies of employment unless required by applicable Laws or GAAP and after notice to Purchaser;

(p) create or organize any subsidiary or enter into or participate in any joint venture or partnership in connection with the Business;

(q) enter into any agreement or transaction with any Target Fund or make any amendment or modification to any agreement with a Target Fund unless required by applicable Laws or GAAP and after notice to Purchaser;

(r) enter into any settlement of any lawsuit, proceeding, enforcement or government action against any Seller in connection with the Business; and

(s) agree or commit to do any of the foregoing.

In addition, each Seller covenants and agrees that it shall not propose or encourage any Target Fund to have any of the foregoing actions taken by the board of trustees of the Target Funds, other than actions in the ordinary course of business or actions that would not be reasonably expected to have a Material Adverse Effect on such Target Fund. Notwithstanding anything else contained in this section, this section shall not apply to the extent that the board of trustees of a Target Fund (i) independently determines to take any of the foregoing actions other than as a result of any solicitation, proposal, request, encouragement or recommendation made by any Seller or any of their respective employees, Affiliates, agents or advisors and (ii) specifically requires a Seller to carry out such action.

4.3 Access.

Subject to the terms of the Confidentiality Agreement between Purchaser and AAAMHI dated February 26, 2006 (the “Confidentiality Agreement”), Sellers shall permit representatives of Purchaser to have access at all reasonable times upon reasonable notice to all of Sellers’ properties, books and records of the Business in a manner that does not unreasonably interfere with the normal operations of the Business; provided, however, that all such requests for access shall be directed to AAAMHI or such other Person as AAAMHI may designate. Prior to the Closing, Purchaser shall not contact or otherwise communicate with the customers or suppliers of Sellers in connection with the transactions contemplated by this Agreement, directly or indirectly, without the prior written consent of AAAHMI, which consent shall not be unreasonably withheld or delayed.

4.4 Efforts; Consents; Regulatory and Other Authorizations.

(a) Each Party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Entities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Schedules; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such Party’s obligations under this Agreement as promptly as practicable. Each Party to this Agreement shall cooperate fully with the other Parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no Party to this Agreement shall be required to make payments, or commence litigation. The Parties to this Agreement shall not take any action that is intended to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals in connection with the transactions contemplated by this Agreement.

(b) Each of Sellers and Purchaser agrees to supply promptly any additional information and documentary material that may reasonably be requested by any Governmental Entity (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission), and shall cooperate in connection with any filing required under applicable Laws in connection with the transactions contemplated by this Agreement, and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Entity, including the SEC or the office of any state attorney general.

4.5 Publicity.

Purchaser and Sellers shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Purchaser or any of its Affiliates nor Sellers or any of their Affiliates shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing (which approval shall not be unreasonably withheld or delayed) of the form and substance thereof by the other Party, unless otherwise required by applicable legal requirements.

4.6 Section 15(f) of the 1940 Act; Covenants.

(a) Purchaser acknowledges that Sellers have entered into this Agreement in reliance upon their belief that the transactions contemplated by this Agreement qualify for the benefits and protections provided by Section 15(f) of the 1940 Act. Purchaser shall not take, and shall use reasonable best efforts to cause its Affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereunder.

(b) Sellers acknowledge that Purchaser has entered into this Agreement in reliance upon their belief that the transactions contemplated by this Agreement qualify for the benefits and protections provided by Section 15(f) of the 1940 Act. Sellers shall not take, and shall use reasonable best efforts to cause their Affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereunder.

4.7 Shareholder and Stockholder Approvals.

(a) Sellers shall use their respective reasonable best efforts to cause the Target Funds Shareholder Approval, including by preparing and mailing to the Target Funds Shareholders an information statement describing the transaction contemplated hereby (“Sellers’ Proxy Statement”) and by holding the shareholder meeting as promptly as practicable, but in no event later than November 30, 2006.

(b) Purchaser shall use its reasonable best efforts to cause the Stockholder Approval, including by preparing and mailing to Purchasers stockholders a proxy statement describing the transaction contemplated hereby (“Purchaser Proxy Statement”) and by holding a stockholders meeting as promptly as practicable, but in no event later than November 30, 2006.

4.8 Proxy Statements; Shareholder Approval.

Subject to Trustee Approval first being obtained, if applicable:

(a) Promptly after the date hereof, Sellers shall cause to be filed with the SEC on behalf of the Target Funds one or more supplements to each Target Fund’s prospectus and SAI, in a form acceptable to Purchaser, reflecting the execution of this Agreement and other related matters.

(b) Each Party covenants that any information or data provided by it that describes such Party or its Affiliates for inclusion in any document filed with the SEC or the National Association of Securities Dealers or any other regulatory body will not contain, at the time any such supplements or amendments become effective, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made.

(c) All costs and expenses relating to (i) the Sellers’ Proxy Statement and (ii) the solicitation made in connection with the Target Funds Shareholder Approval, including, but not limited to, legal (other than legal fees and expenses of Purchaser’s counsel), printing, and mailing expenses, shall be paid by Sellers.

(d) Sellers covenant to cooperate with Purchaser and provide all assistance reasonably requested by Purchaser including providing all information regarding the Sellers, the Target Funds and the Business reasonably necessary for Purchaser to prepare the Purchaser Proxy Statement and, solicit and obtain the Stockholder Approval. Purchaser covenants to cooperate with and provide all assistance reasonably requested by Sellers including providing all information regarding Purchasers reasonably necessary for Sellers to prepare the Seller’s Proxy Statements and supplements to the Target Funds’ prospectus and SAI.

4.9 Delivery of Financial Information.

Without limiting the provisions of Section 4.8, Sellers (i) shall use reasonable best efforts to deliver to Purchaser within thirty (30) days after the Effective Date (A) historical unaudited and, to the extent required, audited financial statements of the Target Funds and of the Business necessary for the Purchaser Proxy Statement (collectively, the “Requisite Financial Statements”) and shall cooperate with Purchaser in connection with the preparation of related pro forma financial statements, in each case that comply with either (1) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a Definitive Proxy Statement filed pursuant to Regulation 14A of the Exchange Act or (2) the requirements set forth in clause 1 except as the staff of the SEC may permit Purchaser by waiver of such requirements (in either case (1) or (2), together with customary reports and “comfort” letters of Seller’s independent public accountants) and (B) an unaudited balance sheet of the Seller’s Business at March 31, 2006 (or any applicable subsequent periods), and the related unaudited statement of income and cash flows of Seller’s Business for the applicable-month period then ended prepared in conformity with Section 2.5 and (ii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Seller to discuss the materials prepared and delivered pursuant to this Section 4.9. To the extent that Ernst & Young is unable to or does not deliver its audit report with respect to the audited portion of the Requisite Financial Statements within forty-five (45) days of the Effective Date (the “E&Y Outside Delivery Date”), Purchaser’s obligations under Section 4.7 shall be tolled for a period of time equal to the number of days from the E&Y Outside Delivery Date to the actual date such audited Requisite Financial Statements are delivered to Purchaser. Notwithstanding the forgoing, to the extent Sellers are not able to cause delivery of all Requisite Financial Statements within ninety (90) days of the Effective Date, Purchaser shall have the right to terminate this Agreement.

4.10 Certain Proposals.

Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 8.3 hereof, no Seller shall (nor shall any Seller permit any of its advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Purchaser and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Business, assets or interests of the Target Funds, whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction (a “Proposal”), (ii) disclose any Confidential Information to any Person concerning the Business, properties or assets of the Target Funds (other than in the ordinary course of business, as required by law or in response to the request of a Governmental Entity), or afford to any Person access to their respective properties, books or records, not customarily afforded such access except as required by law or in response to the request of a Governmental Entity, (iii) assist or cooperate with any Person to make any Proposal, or (iv) enter into any agreement with any Person with respect to a Proposal. The Sellers shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with any Purchaser or its designees) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that any Seller or any of the Sellers’ Affiliates shall receive, prior to the Closing Date or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Proposal, or any request for disclosure or access as referenced in clause (ii) above, such Seller shall immediately (x) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (y) notify Purchaser thereof, including information as to the material terms of the Proposal. Notwithstanding anything else contained in this Section 4.10, Sellers shall not be bound by the provisions of this Section 4.10 to the extent the board of trustees of a Target Fund: (i) independently determines to take any of the foregoing actions other than as a result of any solicitation, proposal, request, encouragement or recommendation made by any Seller or any of their respective employees, Affiliates, agents or advisors and (ii) specifically requires a Seller to carry out such action.

4.11 Separately Managed Account Consents.

Sellers shall use commercially reasonable efforts to obtain the written consent of each Separately Managed Account client to a new Separately Managed Account Contract.

4.12 Highbury Trust Account.

Notwithstanding anything to the contrary, each Seller hereby acknowledges that Highbury Financial Inc. has established a trust account at Lehman Brothers, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), for the benefit of the stockholders of Highbury Financial Inc. Each Seller hereby agrees that no Seller (including any Affiliate of any Seller) shall have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”), to the extent such monies are in the trust account, and hereby waives any Claim such Seller or any of its Affiliates may have in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account for any reason whatsoever. Without limiting the foregoing, each Seller hereby acknowledges and agrees that the Trust Account is not a party to this Agreement and shall have no liability pursuant hereto. Notwithstanding the forgoing, no provision contained herein shall limit Sellers’ right to make a Claim against such monies to the extent such monies are released from the Trust Account to Purchaser, directly or indirectly (including to the selling parties in a business combination).

4.13 Payments by Sellers.

(a) Non-Compete Payments. Immediately prior to the Closing Date, Sellers shall pay an aggregate amount equal to $2,500,000 in cash to the Persons listed on Schedule 4.13(a) in the amounts as set forth next to each Person’s name pursuant to the terms of the Non-Competition Agreements. In the event that, prior to the Closing Date, any Person listed on Schedule 4.13(a) ceases to be employed by Sellers by reason of death or disability, the amount otherwise payable by Sellers to such Person shall be reallocated and paid by Sellers on a pro rata basis to all other Persons listed on Schedule 4.13(a) who had not died or become so disabled prior to the Closing Date.

(b) Payments to Designated Employments. Prior to the Closing, Sellers shall pay in cash to each Designated Employee the amounts set forth on Schedule 4.13(b) as set forth next to each Designated Employees name in consideration of accrued compensation payments to the extent such Designated Employee is employed by a Seller or their Affiliates on the day immediately preceding the Closing Date.

4.14 Retirement Benefits of Designated Employees.

For each Designated Employee who terminates their employment with a Seller to work for Purchaser, AAAMHI will, no later than the Closing Date and in accordance with Seller’s existing policies and Laws, use reasonable efforts to cause its Affiliates to provide a statement to each Designated Employee which contains their pension benefits, if any, including, without limitation, any applicable vesting, under any and all retirement plans of Sellers and their Affiliates.

ARTICLE 5. POST-CLOSING COVENANTS.

5.1 Further Assurances.

Upon the reasonable request of either Party at any time after the Closing, the other Party shall promptly execute and deliver such documents and instruments and take such additional action as the requesting Party may reasonably request to effectuate the purposes of this Agreement.

5.2 Books and Records; Personnel.

Each Party hereby covenants and agrees as follows:

(a) Access to Records. Purchaser shall, for a period of seven (7) years after the Closing Date, allow Sellers reasonable access to all business records and files of the Business relating to the period prior to the Closing Date, upon prior written request of Sellers and during normal working hours at the principal places of business of Purchaser or at any location where such records and files are stored or at any location where Purchaser, at its sole discretion, shall make such files available to Sellers, and Sellers shall have the right, at their own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Business. Purchaser may reasonably limit the number of Sellers’ representatives who are given access to any physical location of Purchaser. All information obtained pursuant to this Section 5.2(a) shall be kept confidential pursuant to the terms of the Confidentiality Agreement. Each Seller acknowledges and agrees the Purchaser shall have no obligation to retain records or files related to the Business that at any time are over seven (7) years old and may discard such records or files without any notice to Sellers.

(b) Assistance with Records. Each Party (an “Assisting Party”) shall make available to each other Party, consistent with the reasonable business requirements of such other Party and at such other Party’s sole expense, (i) Assisting Party’s personnel to assist such Party in locating and obtaining records and files maintained by Purchaser, and (ii) any of Purchaser’s personnel whose assistance or participation is reasonably required by Sellers in anticipation of, or in preparation for, any existing or future litigation, Tax or other matters in which Sellers or any of their past, present or future Affiliates are involved and which are related to the Business.

(c) Retention of Copies. The Parties hereby agree that following the Closing Date the Confidentiality Agreement shall remain in full force and effect. At the Closing Sellers shall deliver all copies of the Confidential Information of the Business to Purchaser; except that Sellers may, subject to the terms of the Confidentiality Agreement, retain a complete set of Confidential Information of the Business for the limited purpose of: (i) using such Confidential Information as may be expressly contemplated under this Agreement or the Transaction Documents; and (ii) producing such Confidential Information to the extent compelled by Law to disclose such Confidential Information pursuant to subsection (d) of this Section. At any time following the seven-year anniversary of the Closing Date, upon request of the Purchaser, Sellers shall promptly destroy all Confidential Information in their possession, including all copies.

(d) Required Disclosure. In the event that either Purchaser or a Seller is compelled by Law to disclose any Confidential Information of any other Person, it is agreed that such Party will provide the other Parties to this Agreement with prompt notice of any such request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2 and the Confidentiality Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, such Party is, in the opinion of its counsel, compelled to disclose Confidential Information, such Party may disclose only that portion of the Confidential Information which its counsel advises such Party that it is compelled by Law to disclose.

5.3 Retained Names and Marks; Co-Branding.

(a) Purchaser hereby acknowledges that all right, title and interest in and to the names set forth in Schedule 5.3(a), together with all direct variations or known or obvious acronyms thereof, including without limitation any logos or trademarks thereof (the “Retained Names and Marks”), are owned exclusively by Sellers, and that, except as expressly provided in a Sub-Advisory License Agreement, any and all right, title and interest of Sellers in and to the Retained Names and Marks, along with any and all goodwill associated therewith, remain the property of Sellers following the Closing. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein or in a Sub-Advisory License Agreement. Each Seller represents and warrants that it has the right and authority to grant to Purchaser the licenses granted by such Seller in the Sub-Advisory License Agreement. The Purchaser represents and warrants that, together with its Affiliates, it has the right and authority to use the Licensee Marks (as such term is defined in the Sub-Advisory License Agreement).

(b) To the extent that the Sub-Advisory License Agreement does not then permit the use of any one or more of the Retained Names and Marks, Purchaser shall use commercially reasonable efforts to cause the Target Funds to file amended organizational documents with the appropriate authorities changing its corporate name to a corporate name that does not contain (i) such Retained Names and Marks or (ii) any such names or marks that include or incorporate the name ABN AMRO, and to supply copies of such amended organizational documents if requested by Sellers.

(c) Sellers agree that Purchaser shall have no responsibility for claims made by third parties following the Closing Date arising out of, or relating to use by the Sellers of, any Retained Names or Marks and Sellers shall indemnify and hold harmless Purchaser and its Affiliates from any and all such claims.

(d) Each Seller acknowledges that Purchaser shall be permitted to co-brand a Target Fund in the name of the Purchaser (including any of its Affiliates or assigns) and the Seller serving as the sub-advisor to such Target Fund.

5.4 Covenant Not to Compete.

(a) During the Restricted Period, Sellers and their Affiliates shall not:

(i)
Sponsor, advise or sub-advise, use or permit the use of any of the Retained Names or Marks with respect to, any 1940 Act registered mutual funds or other similar collective investment vehicles principally sold or marketed in the United States (“Mutual Funds”); provided that Sellers and their Affiliates (A) may continue to sponsor, advise or sub-advise the Excluded Funds; and (B) may provide sub-advisory services with respect to new Mutual Fund investment products which have been presented to and negotiated with Purchaser in good faith for sixteen (16) weeks (including the applicable Seller agreeing to provide seed capital) and as to which Purchaser and Seller were unable to mutually agree, following good faith negotiations, upon the terms by which Purchaser or its Affiliates would serve as the investment advisor and Seller or its Affiliates would serve as the sub-advisor with respect to such new product.  For purposes of clarification, “Mutual Funds” shall not include: (Y) an Alternative Investment Vehicle; or (Z) collective investments solely among related parties (i.e., collective investments limited to a company and its subsidiaries or family members of a single family).

(ii)
Solicit, or if in Sellers’ control permit, a client of a Target Fund to withdraw all or any portion of such client’s investments from a Target Fund for the purpose of investing in any alternate investment product as to which Seller or any of its Affiliates provides investment advisory or sub-advisory services, except as permitted by (iii) below.

(iii)
Accept funds from clients of Target Funds for purposes of creating a separately managed account managed in the style of such Target Fund, unless such client and his, her or its Affiliates collectively provide Sellers not less than $40 million of total investment dollars to manage in such style, in which case Sellers and its Affiliates may permit the withdrawal of, and shall be permitted to accept for management in such style, any assets invested at such time by such client or its Affiliates in such Target Fund.

(b) Intentionally omitted.

(c) Notwithstanding any of the forgoing, Sellers and their Affiliates may acquire an interest in, purchase, merge with or into or engage in any other business combination (whether characterized as an acquisition or a disposition, and whether structured as a merger, consolidation, combination, sale of assets, sale of stock or other equity interests, joint venture or otherwise) (a “Business Combination”) with a third party (collectively with its Affiliates, the “Target”), and continue to operate the business of the Target without restriction so long as one of the following three conditions is satisfied:

(i)
less than 20% of the net revenues of the Target for the most recent twelve (12) month period for which financial statements are reasonably available at the time of Sellers or its Affiliates entry into definitive agreements with respect to such Business Combination (the “Applicable Period”) are derived from the sponsorship, advising or sub-advising of Mutual Funds and principally sold or marketed in the U.S., excluding net revenues arising from the distribution of mutual funds advised by entities unaffiliated with Target and/or any Seller;

(ii)
Sellers use commercially reasonable efforts to sell or wind down the U.S. Mutual Fund portion of the Target’s business as soon as is commercially practicable to the extent that it represents more than 20% of the net revenues of the Target for the Applicable Period; or

(iii)	the total purchase price paid for Target’s business exceeds $2.5 billion.

(d) Sellers and their Affiliates will not be deemed to engage in any of the businesses of any publicly traded corporation solely by reason of ownership of less than 5% of the outstanding stock of such corporation.

(e) Sellers may market funds that are not managed, advised or sub-advised by any Seller or any Affiliate of a Seller.

5.5 Non-solicitation.

(a) For a period of five (5) years following the Closing Date, each Seller agrees that no Seller nor any Affiliate of any Seller shall directly or indirectly employ or hire, or attempt to employ or hire, as an employee, consultant or advisor any of the Persons listed on Schedule 5.5, or in any manner seek to solicit or induce any such Person to leave his or her employment or business relationship with the Purchaser, or assist in the recruitment or hiring of any such Person. Sellers agree that, following the Closing Date, Purchaser is free to hire any employee, consultant or advisor of any Seller, any Affiliate of any Seller, or any Target Fund. Each Seller further covenants and agrees that it shall release, and shall cause any Affiliate to release, (x) the Purchaser from any restriction or obligation imposed on the Purchaser, including, without limitation, any restrictions set forth in the Confidentiality Agreement, which might be breached or violated if the Purchaser were to solicit any Person listed on Schedule 5.5 to become an employee of or consultant to, or provide services to, Purchaser or if any Person listed on Schedule 5.5 were to become an employee of or consultant to, or provide services to, Purchaser and (y) each of the Persons listed on Schedule 5.5 from any restriction or obligation imposed on such Person which might be breached or violated if such Person were to become an employee of or consultant to, or provide services to, Purchaser.

5.6 Investment Subadvisory Agreements.

(a) Sellers covenant and agree that, notwithstanding the provisions of Investment Subadvisory Agreements, no Seller may terminate an Investment Subadvisory Agreement or take any action which results in a termination of an Investment Subadvisory Agreement without the prior written consent of Purchaser prior to the fifth anniversary of the Closing Date; provided that Sellers may terminate any Investment Subadvisory Agreement for any Selected Fund at any time following the Closing. The Sellers acknowledge that an Investment Subadvisory Agreement shall terminate automatically with respect to a Target Fund in the event the Investment Subadvisory Agreement is assigned (including a deemed assignment) and agree that any assignment (or deemed assignment) of an Investment Advisory Agreement shall constitute a breach by the applicable Seller of this Agreement. Notwithstanding anything in Article 7 to the contrary, the obligations of the Sellers and the rights of the Purchaser under this Section 5.6(a) shall survive for a period of five (5) years following the Closing Date.

(b) With respect to each of the Target Funds identified on Schedule 5.6(b), to the extent that any Seller is serving as a sub-advisor of such Target Fund (or a successor thereto), such sub-advisor agrees to accept (to the extent that Purchaser’s customers seek to make investments in such Target Fund) for sub-advising additional investments in the Target Funds after the Closing Date in an aggregate amount not less than the net additional capacity amount specified in Schedule 5.6(b) with respect to such Target Fund (such net additional capacity amount available at any time being equal to the amount set forth in Schedule 5.6(b) less the aggregate amount of additional investments made after the Closing Date plus the aggregate amount of investments withdrawn after the Closing Date).

(c) No Seller shall take, nor permit any Affiliate to take, any action designed to violate or circumvent the provisions of this Section 5.6.

5.7 Seed Money.

The Sellers will cause the “seed money” currently invested in the Target Funds on behalf of the Sellers and/or their Affiliates as set forth on Schedule 5.7 to remain in the Target Funds until the earlier of (i) three (3) years after the Closing Date or (ii) with respect to any Target Fund, such time as the amount of seed money in such Target Fund comprises less than fifty percent (50%) of such Target Fund’s assets under management. The “seed money” amounts applicable to each Target Fund are as set forth in Schedule 5.7.

5.8 Subsequent Sale of the Business By Purchaser.

(a) Purchaser and Sellers agree that if the Business is sold (whether by merger, stock sale, sale of all or substantially all of the assets of the Business or otherwise), other than to a Person who was an Affiliate of Purchaser (a “Subsequent Sale Transaction”) prior to the consummation of such transaction, prior to the first anniversary of the Closing Date for a Subsequent Price (as determined pursuant to Section 5.8(c) below) that exceeds the sum of the Purchase Price and the Purchaser Cap Amount, then the Purchaser shall pay AAAMHI, immediately following the consummation of such Subsequent Sale Transaction, 50% of the positive difference of the Subsequent Price and the Purchase Price.

(b) In the event that a Subsequent Sale Transaction is consummated after the first anniversary, but prior to the second anniversary, of the Closing Date for a Subsequent Price that exceeds the Purchase Price, Purchaser shall at the closing of such transaction pay to AAAMHI the Purchaser Cap Amount, and the parties shall have no further obligations pursuant to Section 1.5 hereunder.

(c) For the purposes of this Section 5.8, the “Subsequent Price” shall equal:

(i)
in the case of a sale of assets or similar transaction, the fair market value as of the date of determination of aggregate net proceeds payable to the Purchaser (or any of its subsidiaries), after the payment of all corporate taxes and similar fees and charges, all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all costs and expenses incurred in connection therewith; or

(ii)
in the case of a merger, stock sale or similar transaction, the sum of (x) the fair market value as of the date of determination of the aggregate consideration (whether cash, notes stock or other securities) actually received by Purchaser or its stockholders minus all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all costs and expenses incurred by Purchaser or its stockholders in connection therewith, plus (y) without any duplication of amounts included pursuant to clause (x), the fair market value as of the date of determination of all the capital stock not transferred, if any, by the stockholders of the Purchaser in connection therewith;

provided, however, that in the event that after the Closing Date, but prior to the consummation of the Subsequent Sale Transaction, the purchaser has consummated additional material acquisitions, and the Subsequent Sale Transaction includes the businesses or assets acquired in such transactions, the “Subsequent Price” shall be the portion of the amount determined pursuant to clause (i) or (ii), as applicable, which is allocable to the Business as mutually agreed by Purchaser and AAAMHI (subject to Section 5.8(d), in the event that they are unable to mutually agree). For the purpose of calculating the fair market value of (x) any publicly traded equity securities issued as consideration, the fair market value of such securities shall equal the average closing trading price of such securities over the thirty-day period prior to the date of the consummation and (y) any other assets, the fair market value of such assets shall be as mutually agreed by Purchaser and AAAMHI (subject to Section 5.8(d), in the event that they are unable to mutually agree). To the extent that the Subsequent Price includes any escrowed or contingent consideration, such consideration shall be included for the purposes of calculation herein when and if paid to the Purchaser, its subsidiaries or any of their respective stockholders, and payment pursuant to Section 5.8(a) shall be made with respect to such portion of the Subsequent Price simultaneously with such payment to the Purchaser, its subsidiaries or any of their respective stockholders.

(d) The Purchaser shall deliver written notice of any Subsequent Sale not less than thirty (30) days prior to the consummation thereof, and to the extent that such transaction is contemplated to be consummated prior to the first anniversary of the Closing Date shall include, in reasonable detail, the terms and conditions of such transaction, including without limitation, the consideration to be received and the assets to be sold. If the contemplated closing of such Subsequent Sale is to occur prior to the first anniversary of the Closing Date, and either (x) the consideration to be received includes non-cash assets or (y) the sale includes subsequently acquired businesses of the Purchaser or its subsidiaries, then (1) Purchaser shall provide AAAMHI reasonable access (subject to an appropriate confidentiality agreement) to such information as necessary for it to determine the fair market value of any non-cash assets and/or the portion of the purchase price payable in such Subsequent Sale which is allocable to the Business and (2) the parties shall negotiate in good faith to resolve any issues regarding such fair market value and/or purchase price allocation (the “Disputed Items”). In the event that the parties are unable to agree within thirty (30) days of the delivery of the notice required by the first sentence of this Section 5.8(d) upon all Disputed Items, any such Disputed Items as to which they were unable to agree shall be determined by binding arbitration, subject to the same provisions as provided in Section 1.5(e).

ARTICLE 6. TAX MATTERS.

6.1 Tax Cooperation and Exchange of Information.

AAAMHI and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Purchaser shall cause the Business to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes with respect to the Acquired Assets. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Sellers and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.1. Each of Sellers and Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Business for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before Sellers or Purchaser shall dispose of any such documents in their or its possession (or in the possession of their or its Affiliates), the other Party shall be given an opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Any information obtained under this Section 6.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

6.2 Conveyance and Personal Property Taxes.

(a) Sellers shall be liable for, shall hold Purchaser and its successors and permitted assigns and Affiliates harmless against, and agree to pay any and all sales, use, value-added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby.

(b) Personal property Taxes for any taxable period that includes the Closing Date shall be prorated between Sellers and Purchaser according to the number of days in such taxable period before the Closing Date and the number of days in such taxable period on or after the Closing Date. As and when such personal property Taxes become due and payable, Purchaser shall pay Sellers’ portion on behalf of Sellers, and Sellers shall reimburse Purchaser for such amount within ten (10) days of receiving notice of payment from Purchaser.

6.3 Allocation of Purchase Price.

The Purchase Price shall be allocated among the Acquired Assets as subsequently agreed by Purchaser and AAAMHI, which shall reflect the allocation methodology required by Section 1060 of the Code and the rules and regulations thereunder. Each of Purchaser and Sellers hereby agrees to timely file IRS Form 8594 based on the fair market values and allocations of the Purchase Price as subsequently agreed by Purchaser and AAAMHI and to act in accordance with the allocation set forth therein in the filing of all other Tax Returns for the tax year that includes the Closing Date, and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state or local or foreign governmental authority, and in the course of any Tax proceeding.

6.4 Miscellaneous.

(a) For Tax purposes, the Parties agree to treat all payments made under this Article 6 or under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.

(b) For purposes of this Article 6, all references to Purchaser, Sellers, Affiliates and the Business include successors.

ARTICLE 7. INDEMNIFICATION.

7.1 Indemnification by Sellers.

Subject to the limitations set forth in this Article 7, AAAMHI and AAIFS, jointly and severally with each other and with each of the other Sellers, and each of the other Sellers, severally but not jointly, shall indemnify Purchaser and its successors, permitted assigns and their respective Affiliates, officers, directors, agents and employees (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, costs, fines, liabilities, claims, penalties, damages and expenses (including reasonable legal fees and expenses incurred in the investigation and defense of claims and actions) (collectively, “Losses”) resulting from, in connection with or arising out of:

(a) any breach of any representation or warranty made by any Seller in Article 2 of this Agreement (including the Schedules) or in any closing certificate executed and delivered by any Seller in connection with this Agreement (disregarding, for purposes of this Section 7.1, any “materiality,” “in all material respects,” “Material Adverse Effect,” or similar qualification contained therein or with respect thereto for purposes of determining whether there has been a breach thereof);

(b) breach of any covenant made by any Seller in this Agreement;

(c) any Excluded Liabilities;

(d) regardless of any disclosure on the Schedules, arise from or relate to the LaSalle Litigation or the Trading Investigation;

(e) if the Working Capital Amount is less than $3,500,000 (the amount by which the Working Capital Amount is less than $3,500,000 shall, for such purposes, be deemed a Loss); or

(f) any action, suit or proceeding relating to any of the foregoing.

7.2 Purchaser’s Indemnification.

Subject to the limitations set forth in this Article 7 and Section 4.12, Purchaser shall indemnify and hold harmless Sellers and their respective successors, permitted assigns, Affiliates, officers, directors, agents and employees from and against and in respect of any and all Losses resulting from, in connection with or arising out of:

(a) any breach of any representation or warranty made by Purchaser in Article 3 of this Agreement or in any closing certificate executed and delivered by Purchaser in connection with this Agreement (disregarding, for purposes of this Section 7.1, any “materiality,” “in all material respects,” “Material Adverse Effect,” or similar qualification contained therein or with respect thereto for purposes of determining whether there has been a breach thereof and for purposes of calculating Losses with respect to any breach);

(b) any breach of any covenant made by Purchaser in this Agreement;

(c) any Assumed Liabilities; or

(d) any action, suit or proceeding relating to any of the foregoing.

7.3 Indemnification Procedures.

(a) Procedures Relating to Indemnification. In the event that a third party (including, without limitation, any Governmental Entity) files a lawsuit, enforcement action or other proceeding against a Person entitled to indemnification under this Article 7 (an “Indemnified Party”) or the Indemnified Party receives notice of, or becomes aware of, a condition or event that otherwise entitles such Party to the benefit of any indemnity hereunder in connection with a claim by a third party (including, without limitation, any Governmental Entity) (a “Third Party Claim”), the Indemnified Party shall give written notice thereof (the “Claim Notice”) promptly to each Party obligated to provide indemnification pursuant to this Article 7 (an “Indemnifying Party”). The Claim Notice shall describe in reasonable detail the nature of the claim, including an estimate, if practicable, of the amount of Losses that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b) Conduct of Defense. An Indemnifying Party shall have the right to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party, upon written notice thereof delivered to the Indemnified Party promptly after receipt of the applicable Claim Notice. When the Indemnifying Party conducts the defense, the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of any such Third Party Claim: (i) the Indemnifying Party shall proceed to defend such Third Party Claim in a diligent manner; and (ii) the Indemnifying Party shall be prohibited from compromising or settling the claim except in accordance with the provisions of Section 7(e) hereof. The Indemnifying Party shall have the right to withdraw from the defense of any Third Party Claim with respect to which the Indemnifying Party had previously delivered a notice at any time upon reasonable notice to the Indemnified Party.

(c) Conduct by Indemnified Party. Notwithstanding Section 7.3(b) hereof, in the event that (i) the Indemnifying Party elects in writing not to assume the defense of the Third Party Claim pursuant to Section 7.3(b), (ii) the Indemnifying Party withdraws from the defense of a Third Party Claim as contemplated by Section 7.3(b), or (iii) a conflict of interest exists which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding, the Indemnified Party shall have the right to conduct such defense in good faith at the Indemnifying Party’s expense with counsel reasonably acceptable to the Indemnifying Party, which acceptance shall not be unreasonably withheld or delayed.

(d) Cooperation. In the event that the Indemnifying Party elects to conduct the defense of such Third Party Claim in accordance with Section 7.3(b), the Indemnified Party shall cooperate with and make available to the Indemnifying Party (at such Indemnifying Party’s expense) such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which Party defends such Third Party Claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(e) Settlements.

(i)
Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any Third Party Claim if, pursuant to or as a result of such settlement, such settlement would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 7.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered.

(ii)
Regardless of whether the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

7.4 Nature of Other Liabilities.

In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

7.5 Certain Limitations on Remedies; Consequential Damages.

No Indemnified Party shall be entitled to assert any claim or claims for indemnification or reimbursement pursuant to this Article 7 (other than a claim under Section 7.1(e)) until such time as the aggregate amount of all claims by such Indemnified Party hereunder exceeds $300,000 (the “Basket”), at which time all such claims (including the Basket amount) may be asserted, subject to the other limitations set forth in this Article 7. In no event shall any Indemnified Party be entitled to indemnification or reimbursement pursuant to this Article 7 in an amount which, together with all previously indemnified amounts paid hereunder to such Indemnified Party and/or its Affiliates, exceeds the sum of $9,000,000 (the “SubCap”) plus, after final determination of the adjustment of the Purchase Price pursuant to Section 1.5, any Contingent Adjustment Remainder. Notwithstanding anything to the contrary in this Agreement, each Party acknowledges that (i) the foregoing limitations do not apply to any fraud by or on behalf of an Indemnifying Party or to any claim under Section 7.1(d) or 7.1(e) and (ii) except in the case of fraud, the indemnification provisions set forth in this Article 7 constitute the sole and exclusive recourse and remedy of the Indemnified Parties with respect to the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any closing certificate executed and delivered in connection herewith or otherwise in connection with the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, no Party shall be liable to any Indemnified Party with respect to any exemplary or punitive damages other than with respect to any such damages claims by, or awards to, a third party other than any Party hereto or its Subsidiaries or Affiliates. For the purposes of calculating any consequential damages component of Losses, the Parties agree that such calculation shall be made with reference to a comparison between the value of the Business as of the Effective Date and the amounts paid to Sellers pursuant to Article 1 hereof.

7.6 Subrogation.

After any indemnification payment is made to any Indemnified Party pursuant to this Article 7, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

7.7 Survival of Representations and Warranties.

The respective representations and warranties of each of the Parties to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall remain in full force and effect for a period of 24 months after the Closing Date (the “Survival Period”); provided that if a Claim Notice or written notice pursuant to Section 7.4 setting forth in reasonable detail an alleged breach relating to any representation or warranty is given to an Indemnifying Party during the Survival Period, then, notwithstanding anything to the contrary contained in this Section 7.7, the Indemnified Party shall be entitled to receive indemnification for the subject matter of such Claim Notice or written notice if such claim is resolved in favor of the Indemnified Party, even if the time of when such Claim Notice has been fully and finally resolved occurs after the Survival Period; provided, further, that in the event that a claim is limited because it exceeds the SubCap prior to determination of the Contingent Adjustment Remainder, such claim may be asserted and reserved prior to the end of the Survival Period pending final calculation of the Contingent Adjustment Remainder and affirmatively determined promptly thereafter.

ARTICLE 8. CONDITIONS TO CLOSING; TERMINATION.

8.1 Conditions to Obligations of Purchaser.

The obligation of Purchaser to consummate the Purchase and Sale under this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Sellers. The representations and warranties made by Sellers in this Agreement (including the Schedules), the Transaction Documents and in any certificate delivered by any Seller hereunder shall be true and correct on and as of the Effective Date and on and as of the Closing Date, as if again made by Sellers on and as of such date (in the case of this clause (a) without regard to any “material,” “in all material respects,” “Material Adverse Effect,” dollar amount, “$” or similar qualification contained therein or with respect thereto), except for inaccuracies that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Sellers’ Obligations. Each Seller shall have delivered all documents and instruments described in Section 1.7 and shall have performed in all material respects all obligations required under this Agreement by Sellers on or prior to the Closing Date.

(c) Pending Proceedings. No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(d) Consents and Approvals. Those consents, waivers, authorizations and approvals set forth in Schedule 8.1(d) shall have been obtained (the “Consents”), and Sellers shall have delivered a copy of documents evidencing each such Consent to Purchaser.

(e) Advisory Contracts. The requisite approvals shall have been obtained for the Investment Advisory Contract and each Investment Subadvisory Contract. The Investment Advisory Contract and each Investment Subadvisory Contract shall have been executed and delivered to the Purchaser, and shall by its terms become effective upon the Closing Date.

(f) Trustee and Target Funds Shareholder Approvals. The Trustee Approval and Target Funds Shareholder Approval shall have been obtained for Target Funds having assets under management representing at least 90% of the assets under management of all Target Funds (calculated in each case, as of the Effective Date), and each such Target Fund shall have executed and delivered to Purchaser an Investment Advisor Agreement.

(g) Material Adverse Effect. No event, change, condition or other matter shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect with respect to any Seller or any Target Fund.

(h) Trustee Resignation. Julian Ide shall have resigned as Fund Trustee.

(i) Stockholder Approvals. The Stockholder Approvals shall have been obtained.

(j) Working Capital Amount. The Working Capital Amount shall be equal to or greater than $3,500,000.

8.2 Conditions to Obligations of Sellers.

The obligations of Sellers to consummate the Purchase and Sale under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Purchaser. The representations and warranties made by Purchaser in this Agreement (including the Schedules), the Transaction Documents and in any Certificate delivered by the Purchaser hereunder shall be true and correct in all material respects on and as of the Effective Date and the Closing Date, as if again made by Purchaser on and as of such date (in the case of this clause (a) without regard to any “material,” “in all material respects,” “Material Adverse Effect,” dollar amount, “$” or similar qualification contained therein or with respect thereto), except to the extent the failure to be so true and correct would not reasonably be expected to impair the ability of Purchaser to consummate the Purchase and Sale.

(b) Performance of Purchaser’s Obligations. Purchaser shall have delivered all documents and instruments described in Section 1.8 and shall have otherwise performed in all material respects all obligations required under this Agreement to be performed by Purchaser on or prior to the Closing Date.

(c) Pending Proceedings. No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(d) Consent and Approvals. The Consents shall have been obtained.

(e) Trustee and Target Funds Shareholder Approvals. The Trustee Approval and Target Funds Shareholder Approval shall have been obtained for Target Funds having assets under management representing at least 90% of the assets under management of all Target Funds (calculated in each case, as of the Effective Date), and Purchaser shall have executed and delivered to each such Target Fund, an Investment Advisor Agreement .

(f) Stockholder Approvals. The Stockholder Approvals shall have been obtained.

8.3 Termination.

(a) Methods of Termination. This Agreement may, by written notice, be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)	by mutual consent of AAAMHI and Purchaser;

(ii)
by either Purchaser or Sellers, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)
by Purchaser, at any time when any Seller is in breach of any covenant pursuant to this Agreement or in any schedule or documents delivered in connection herewith or if any representation or warranty of any Seller is false or misleading (except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect); provided that such condition is not the result of any breach of any covenant, representation or warranty of Purchaser set forth herein or in any closing certificate delivered pursuant to the terms hereof; and provided further that such breach shall not have been cured, in the case of a covenant, within ten (10) business days following receipt by the breaching Party of notice of such breach or, in the case of a representation or warranty which is reasonably capable of a cure without any adverse consequences with respect to the Business, the Acquired Assets, the Target Funds, the Acquisition or the rights of the Purchaser hereunder, on or prior to the date on which the conditions other than the accuracy of the representation and warranty in question would be satisfied for the Closing;

(iv)
by AAAMHI, at any time when Purchaser is in breach of any of its material covenants pursuant to this Agreement or if any representation or warranty of Purchaser is false or misleading in any material respect; provided that such condition is not the result of any breach of any covenant, representation or warranty of Sellers set forth in any Transaction Document; and provided further that such breach shall not have been cured, in the case of a covenant, within ten (10) business days following receipt by the breaching Party of notice of such breach or, in the case of a representation or warranty which is reasonably capable of a cure without any adverse consequences with respect to the Business, the Acquired Assets, the Target Funds, the Acquisition or the rights of the Sellers hereunder, on or prior to the date on which the conditions other than the accuracy of the representation and warranty in question would be satisfied for the Closing;

(v)	by Purchaser as permitted pursuant to Section 4.9;

(vi)
by either Purchaser or AAAMHI if the Closing has not occurred on or before December 31, 2006; provided, however, that the right to terminate this Agreement shall not be available to any Party whose breach (or breach by any Affiliate of such Party) of any covenant or agreement pursuant to this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(vii)	by either Purchaser or AAAMHI if the Trustee Approval or Target Funds Shareholder Approval shall not have been obtained for all Target Funds on or before December 31, 2006.

(b) Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 8, this Agreement shall become void and have no effect except that (a) the Confidentiality Agreement shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liability or damages arising out of any breach of any covenant or agreement set forth in this Agreement by any Party prior to the date of termination, unless the termination is effected pursuant to Section 8.3(a)(i).

ARTICLE 9. MISCELLANEOUS PROVISIONS.

9.1 Successors and Assigns.

This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither Party shall assign or delegate this Agreement or any of its rights or obligations created hereunder, except to an Affiliate, without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed.

9.2 Remedies.

Article 7 contains the exclusive remedies for all claims by and between the Parties relating to this Agreement (other than those pursuant to Section 5.4) and any closing certificate executed and delivered by the Parties in connection herewith and the transactions contemplated hereby, all of which claims shall be made pursuant to, and subject to, Article 7. Notwithstanding the foregoing, each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

9.3 Notices.

All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and hand delivered, sent by nationally recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below; receipt shall be deemed to occur on the date of actual receipt. All such communications shall be addressed as follows:

(a) if to Purchaser, as follows:

Highbury Financial Inc.
535 Madison Avenue, 19th Floor
New York, New York 10022
Attention: Richard Foote
Fax: (212) 688-2343

with a copy (which shall not constitute notice) to:

Bingham McCutchen, LLP
150 Federal Street
Boston, MA 02110
Attention: Michael A. Conza, Esq.
Fax: (617) 951-8736

(b) if to Sellers:

ABN AMRO Asset Management Holdings, Inc.
161 North Clark Street, 9th Floor
Chicago, Illinois 60601-2468
Attention: Seymour A. Newman
Fax: (312) 884-2449

with a copy (which shall not constitute notice) to:

Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606-6404
Attention: Michael D. Rosenthal, Esq.
Fax: (312) 876-7934

or to such other address or Persons as the Parties may from time to time designate in writing in the manner provided in this Section 9.3.

9.4 Entire Agreement.

This Agreement, together with the Schedules and Exhibits attached hereto, the Confidentiality Agreement and the other Transaction Documents represent the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Agreement, other than those expressly set forth herein and therein, or in the certificates delivered in accordance herewith or therewith. Except for the Confidentiality Agreement, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the Parties relating to the subject matter of this Agreement and such other agreements and all prior drafts of this Agreement and such other agreements, all of which are merged into this Agreement.

9.5 Amendments and Waivers.

This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Sellers or, in the case of a waiver, by the Party waiving compliance or by such Party’s representative. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of either Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.6 Severability.

This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

9.7 Headings.

The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

9.8 Terms.

All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural shall include the other as the context may require. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection or other subdivision. The words “include” and “including” shall not be construed as terms of limitation. The word “or” shall mean “and/or” unless the context requires otherwise.

9.9 Reference to Sellers and Selected Funds.

(a) Notwithstanding anything herein, no Seller (other than AAAMHI and AAIFS) shall be deemed to have made any representation or warranty regarding, or any covenant or agreement with respect to, any other Seller or any portion of the Business, assets, liabilities, condition (financial and otherwise), prospects, relationships or operations of, or the Target Fund advised by, any other Seller, it being acknowledged and agreed that each Seller (other than AAAMHI and AAIFS) is making the representations and warranties and covenants and agreements contained herein on a several and not a joint basis solely as to such Seller and its business, assets, liabilities, condition (financial and otherwise), prospects, relationships and operations and with respect to the Target Funds which it advises. AAAMHI and AAIFS are making the representations and warranties and covenants and agreements contained herein, jointly and severally, regarding AAAMHI, AAIFS and all of the other Sellers and their respective, businesses, assets, liabilities, conditions (financial and otherwise), prospects, relationships and operations and with respect to the Target Funds which any of them advises.

(b) The Parties acknowledge and agree that the Sellers do not currently employ or engage an investment manager with respect to the Selected Funds. The Parties agree that the Seller shall have no obligations hereunder to employ an investment manager or following the Closing Date to otherwise take or refrain from taking any actions in connection with the operation, advising or sub-advising of the Selected Funds (including, without limitation, compliance with the covenants set forth in Section 4.2 hereof); provided, however, that Sellers agree to consult with Purchaser prior to taking any action specified in Section 4.2 with respect to the Selected Funds.

9.10 Governing Law; Jurisdiction and Venue.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to choice of Law principles. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the transactions contemplated hereby shall be brought in a state court located in the borough of Manhattan in New York, New York or a federal court located in the borough of Manhattan in New York, New York. Each Party hereto hereby consents to personal jurisdiction in any such action brought in any such state or federal court, consents to service of process by registered mail made upon such Party and such Party’s agent and waives any objection to venue in any such state or federal court and any claim that any such state or federal court is an inconvenient forum.

9.11 Schedules and Exhibits.

The Schedules and Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

9.12 No Third-Party Beneficiaries.

Except as expressly contemplated in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.13 Expenses.

Except as expressly provided otherwise in this Agreement, Sellers and Purchaser each shall bear its own respective transaction fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers, finders or other representatives and consultants) incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. Sellers agree to defend, indemnify and hold Purchaser harmless from and against any claim, demand, or cause of action for broker, finder or investment banker fees or commissions asserted by any Person or entity engaged by or claiming to be engaged by Sellers or any of their Affiliates in connection with the transactions contemplated hereby.

9.14 Construction.

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against either Party.

9.15 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

9.16 Knowledge.

The representations, warranties, covenants and obligations of the Sellers, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Purchaser or any agent of Purchaser with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or any agent of Purchaser at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by Purchaser of any of the conditions set forth in Section 8.1 will not affect the provisions of this Section.

9.17 Definitions.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“ABN AMRO Funds” shall mean a registered open-end management investment company organized as a Delaware business trust and operating as a series fund, formed on September 10, 1993, and formerly known as the Alleghany Funds.

“Acquired Assets” shall mean all of the assets used or useful in, or otherwise related to, the Business, including, without limitation: (i) all of Sellers’ interest in all customer lists, prospectuses and marketing lists with respect to the Target Funds, (ii) those assets listed on Schedule 1.1, (iii) all of Sellers’ interest in the Separately Managed Accounts including all books and records and related contracts, and (iv) the assigned contracts, Business Proprietary Rights (other than the Retained Names and Marks), books and records related to the servicing of the Target Funds and the furniture, fixtures and equipment used in the Business; provided that Acquired Assets shall not include the Excluded Assets.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate” of any Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Alternative Investment Vehicle” shall mean (i) any collective investment vehicle (such as a hedge fund, venture capital fund or private equity fund) in which a material portion of the consideration to be received by the investment adviser, manager, or general partner consists of an interest in the profits of the vehicle and (ii) any collective investment vehicle (such as a side car, side-by-side or friends and family fund) which is managed on a parallel basis with any of the foregoing but which may not provide the investment adviser, manager, or general partner an interest in the profits thereof.

“Approved Target Funds” means those Target Funds for which the Trustee Approval and the Target Funds Shareholder Approval has been obtained and is in effect as of the Closing, and new funds or classes of funds which are advised by Purchaser and sub-advised by Sellers following the Closing.

“Assumed Liabilities” shall mean those liabilities of the Business specifically identified on Schedule 1.3 hereto.

“Calculation Date” shall mean the last day of the month during which the second anniversary of the Closing Date occurs.

“Calculation Date Revenue” means two times the aggregate investment advisory fees generated under the Investment Advisory Contract applicable to the Approved Target Funds during the Determination Period, less two times the aggregate amount of any fee waivers, reimbursement obligations and/or similar offsets or arrangements effected during the Determination Period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all trade secrets and other proprietary or confidential information of the Business including, without limitation, all (i) financial statements, cost reports and forecasts of the Business, (ii) contract proposals, bidding information and negotiating strategies of the Business, (iii) pricing structures of the Business, (iv) policies and procedures of the Business, (v) management systems and procedures of the Business, (vi) business plans and projections of the Business, (vii) lists of, or other nonpublic information regarding, actual or potential products and customers of the Business, (viii) the terms of this Agreement or any other contract or agreement of Sellers relating solely to the Business, (ix) inventions and discoveries, (x) all information related to the Business the confidentiality of which Sellers are required (whether by law, contract or otherwise) to maintain, and (xi) other documents, writings, memoranda, illustrations, designs, plans, processes, programs, computer software, reports, customer lists, trade secrets and all other valuable or unique information and techniques acquired, developed or used by Sellers solely with respect to the Business relating to their respective operations, employees and customers that is (a) sufficiently secret to derive economic value, actual or potential, from not being generally known to other Persons who can obtain economic value from its disclosure or use and (b) the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement: (w) Confidential Information which was legally already in Purchaser’s possession prior to its receipt from Seller; (x) Confidential Information which is legally obtained by Purchaser from a third person; (y) Confidential Information which is required to be disclosed by Law, a court or other Governmental Entity; and (z) Confidential Information which is or becomes publicly available through no fault of Purchaser.

“Contingent Adjustment Amount” shall mean the amount calculated pursuant to Section 1.5(c).

“Contingent Adjustment Remainder” shall mean the amount, if any, equal to $3,800,000 less any amount paid by Sellers to Purchaser pursuant to Section 1.5.

“Designated Employee” shall mean those Persons listed on Schedule 4.2(j).

“Determination Period” means the six (6) month period ending on, and including, the Calculation Date.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (i) the rights of Sellers under this Agreement and any other agreement or document executed by Sellers in connection with this Agreement, (ii) all of Sellers’ consolidated cash and cash equivalents, other than the cash included in the Acquired Assets necessary to provide the Working Capital Amount of $3,500,000, (iii) all of Sellers’ receivables accrued through the close of business on the day preceding the Closing Date, (iv) the minute books and stock ledgers of the Sellers, (v) all rights, demands, claims, actions and causes of action (whether for personal injuries or property, consequential or other damages of any kind) that Sellers or any of their Affiliates may have, on or after the date hereof, against any Governmental Entity for refund or credit of any type with respect to Taxes for any pre-Closing tax period, (vi) the capital stock of Sellers and their Affiliates, (vii) any contracts of Sellers evidencing funded indebtedness of Sellers, (viii) any and all rights accruing and/or payments received or receivable under any director’s and officer’s liability policies that name the Sellers as beneficiaries, (ix)  rights, assets and contracts that are not in any manner related to, or used in, the Business, (x) any investment advisory and sub-advisory contracts and agreements which do not directly or indirectly relate to the Target Funds, (xi) rights under insurance policies maintained by, or for the benefit of, Sellers or their Affiliates (other than the Target Funds), and (xii) such other assets of Sellers specifically listed on Schedule 1.2 hereto.

“Excluded Funds” shall mean those funds held, advised or subadvised by any Seller as of the Closing Date that are listed on Exhibit A-3 hereto; provided that in order to remain an Excluded Fund pursuant to this Agreement such fund must be continuously operated in substantially the same manner, and must be of substantially the same nature, in each case as it is as of the Effective Date, including that such fund must (i) if a money market fund, remain a money market fund; (ii) be marketed to the same class of investors and in the same geographic area as on the Effective Date; and (iii) maintain substantially similar investment objectives as are in effect on the Effective Date.

“Excluded Liabilities” shall mean all of the liabilities, obligations and duties of Sellers of any kind whatsoever, whether or not accrued or fixed, absolute or contingent, or determined or determinable, other than the liabilities specifically included in the definition of Assumed Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities shall include all liabilities, obligations and duties of Sellers that are not Assumed Liabilities.

“Exhibits” shall mean the exhibits attached hereto and made a part of this Agreement.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of determination, and which are consistently applied.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial (including courts), regulatory or administrative functions of government.

“Income Tax” means any Tax imposed on, or measured by, net income.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Independent Accounting Firm” means PriceWaterhouseCoopers LLP.

“Investment Advisory Contract” or “Investment Advisory Contracts” shall mean individually or collectively those fee generating agreements entered into between Purchaser and each Target Fund in connection with the transactions contemplated by this Agreement substantially in the form attached hereto as Exhibit M, with such economic terms as set forth in Schedule 9.17 hereto.

“Investment Subadvisory Contract” or “Investment Subadvisory Contracts” shall mean individually or collectively those fee generating agreements entered into between Purchaser and each Selling Registered Adviser in connection with the transactions contemplated by this Agreement substantially in the form attached hereto as Exhibit I, with such economic terms as set forth in Schedule 9.17 hereto.

“Knowledge” (or any form of such term, such as “Knows,” “Known,” etc.) as used in this Agreement with respect to Sellers’ awareness of the presence or absence of a fact, event or condition shall mean actual, then present knowledge of Stuart Bilton, Kenneth Anderson, Gerald Dillenburg, Christine Dragon and Seymour Newman or any facts or circumstances that would be known after due inquiry or with respect to Purchaser’s awareness of the presence or absence of a fact, event or condition shall mean actual, then present knowledge of Bruce Cameron, Richard Foote, and Bradley Forth or any facts or circumstances that would be known after due inquiry.

“LaSalle Litigation” shall mean any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise arising out of, or relating to the conversion of LaSalle Bank, N.A. individual managed accounts and/or common trust funds to the Rembrandt Funds family of mutual funds (the “Conversion”), including but not limited to the Hughes federal litigation (Hughes v. LaSalle Bank, N.A., 02 Civ. 684 (S.D.N.Y.)) and related state action (Hughes v. LaSalle Bank, N.A., Index No. 105423/01 (N.Y. Supreme Ct., N.Y. County)) or any regulatory, administrative or legal proceedings, including without limitation arbitrations, shareholder class actions, derivative actions or other litigation arising out of or related to the Conversion.

“Law” or “Laws” means any federal, state and foreign laws, statutes, regulations, rules, ordinances, decrees, injunctions, orders and judgments.

“Lien” shall mean any mortgage, pledge, lien, security interest or other encumbrance.

“Material Adverse Effect” means, with respect to Sellers, any change, event or effect (a) that is materially adverse to the Business or to the assets, financial condition, liabilities, results of operations or prospects of the Business taken as a whole, or (b) that would have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, in each case other than, solely for purposes of Sections 8.1(a) and 8.1(h), any change, event or effect to the extent arising from or relating to (i) the United States or the global economy or securities markets in general, (ii) acts of terrorism or war (whether or not declared) occurring after the date hereof, (iii) the industry in which Sellers operate generally (and which are not specific to the Business and which do not affect the Business disproportionately as compared to other companies which compete with the Business), or (iv) changes in any applicable Law or accounting principles after the date hereof.

“Non-Competition Agreements” means those certain Employee Noncompetition, Nonsolicitation and Nondisclosure Agreements between AAAMHI or AAIFS and those Persons listed on Schedule 4.13(a) which shall be assigned to the Purchaser as of the Closing Date.

“Party” and “Parties” mean a party or the parties to this Agreement set forth on the signature page hereof.

“Permitted Liens” as used in this Agreement shall mean those Liens listed on Schedule 1.5, consisting of (i) Liens that are purchase money, workmen’s or similar Liens arising in the ordinary course of business, and (ii) Liens reflected in the Fund Financial Statements (which have not been discharged).

“Person” shall mean any individual, partnership, corporation, company, limited liability company, trust or other entity.

“Proprietary Rights” means all patents, patent applications, patent disclosures, technology and inventions; trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names, together with all goodwill associated therewith (including all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; and registrations, applications and renewals for any of the foregoing; provided that Proprietary Rights do not include any Retained Names and Marks.

“Purchaser Cap Amount” shall mean $3,800,000.

“Record Date” means the applicable determination date, as determined by the trustees for each applicable Target Fund, for which the holders of the shares of such Target Fund are declared for purposes of voting on whether to approve the transaction proposals contemplated by this Agreement.

“Restricted Period” shall mean (y) for each Seller (or any of their Subsidiaries) the longer of five (5) years or one (1) year after its termination as a sub-adviser of the applicable Target Funds and (z) for all other Affiliates of Seller, five (5) years.

“SAI” means Statement of Additional Information.

“Schedules” means the disclosure schedules attached hereto and made a part of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Selected Funds” shall mean the Target Funds which are indicated to be Selected Funds on Exhibit A-1.

“Seller Cap Amount” shall mean $3,800,000.

“Selling Registered Adviser” shall mean each of the Sellers other than AAAMHI and AAIFS.

“Separately Managed Accounts” shall mean a group of smaller client accounts for which AAMI and its subadvisors provide portfolio design and construction which are listed on Exhibit A-2.

“Separately Managed Account Contract” shall mean individually or collectively those fee generating agreements entered into between Purchaser and the clients of the Separately Managed Accounts.

“Stockholder Approval” means the approval of the transactions contemplated by this Agreement by the stockholders of Purchaser holding the requisite number of shares necessary to approve such transactions; provided however that Stockholder Approval shall not be deemed to have been obtained if public stockholders of Highbury Financial Inc. owning twenty percent (20%) or more of the shares purchased by such public stockholders both vote against the transactions contemplated by this Agreement and exercise their conversion rights to convert their stock into an allocable share of the Highbury Financial Inc. trust account.

“Sub-Advisory License Agreements” means those License Agreements between Purchaser and each Seller serving as a subadvisor, executed, delivered and effective as of the Closing, in the form attached hereto as Exhibit C.

“Subsidiary” of any Party shall mean (a) a corporation, a majority of the voting or capital stock of which is, at the time, directly or indirectly owned by such Party and (b) any other Person (other than a corporation) in which such Party, directly or indirectly, (i) owns a majority of the equity or other interest thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body of such Person or otherwise has control over such Person (e.g., as the managing partner of a partnership).

“Target Fund” or “Target Funds” shall mean those series of the ABN AMRO Funds set forth on the attached Exhibit A-1.

“Target Funds Shareholders” means those shareholders holding shares in Target Funds as of the Record Date.

“Target Funds Shareholder Approval” means, with respect to any Target Fund, the approval of the transactions contemplated by this Agreement by Target Funds Shareholders holding the requisite number of shares necessary to approve such transactions, including, without limitation, the approval of the Investment Advisory Contracts and Investment Subadvisory Contracts.

“Target Revenue” shall mean $38,000,000.

“Tax” and “Taxes” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, goods and services, value-added, registration, stamp, recording, commodity, documentary, franchise, license, excise, employment, employee health, payroll, withholding or minimum tax, or any other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached Schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Trading Investigation” shall mean any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise arising out of, or relating to any frequent trading or late trading in any of the Target Funds occurring prior to the Closing Date, including but not limited to any actions brought by the New York Attorney General or any shareholder class actions, derivative actions or other litigation arising out of the same or similar allegations.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, Transition Services Agreement, Investment Advisory Contracts, the Separately Managed Account Contracts, the Investment Subadvisory Contracts, the Sub-Advisory License Agreements and all other agreements, instruments, certificates and other closing documents entered into or delivered by either Party pursuant to the terms of this Agreement.

“Trustee Approval” shall mean the approval of the transactions contemplated by this Agreement (including, without limitation, the Investment Advisory Contracts and the Investment Subadvisory Contracts) by the requisite percentage of the trustees of each of the Target Funds, including a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Target Funds, in accordance with the charter and bylaws of the ABN AMRO Funds and the applicable provisions of the 1940 Act.

“Working Capital” shall mean the current assets less the current liabilities of the Business immediately after the Closing as calculated according to GAAP; provided that all assets and liabilities of the Purchaser existing immediately prior to the Closing shall be ignored for purposes of such calculation and provided further that any non-cash assets will be included in “Working Capital” only if and to the extent approved by Purchaser in writing.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ASTON ASSET MANAGEMENT LLC

By: Highbury Financial Inc.
Its: Managing Member
By: /s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

HIGHBURY FINANCIAL INC.

By: /s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

ABN AMRO ASSET MANAGEMENT HOLDINGS, INC.

By: /s/ Nancy J. Holland
Name: Nancy J. Holland
Title: President

ABN AMRO INVESTMENT FUND SERVICES, INC.

By: /s/ Seymour A. Newman
Name: Seymour A. Newman
Title: Treasurer

ABN AMRO ASSET MANAGEMENT, INC.

By: /s/ Nancy J. Holland
Name: Nancy J. Holland
Title: President

TAMRO CAPITAL PARTNERS LLC

By: /s/ Seymour A. Newman
Name: Seymour A. Newman
Title: Treasurer

VEREDUS ASSET MANAGEMENT LLC

By: /s/ James R. Jenkins
Name: James R. Jenkins
Title: Vice President and Chief Operating Officer

RIVER ROAD ASSET MANAGEMENT, LLC

By: /s/ R. Andrew Beck
Name: R. Andrew Beck
Title: President

MONTAG & CALDWELL, INC.

By: /s/ William A. Vogel
Name: William A. Vogel
Title: Chief Executive Officer

Asset Purchase Agreement

Exhibit A-1

TARGET FUNDS

Legal Fund Name	Fund #	Ticker	CUSIP	Authorized Capital Stock as of the Capitalization Date	Par Value	Issued and Outstanding Stock as of the Capitalization Date
ABN AMRO / Balanced Fund - Class N*	131	CHTAX	00078H364	Unlimited	10.84	15,956,854
ABN AMRO / Bond Fund-Class I*	220	CTBIX	00078H331	Unlimited	9.69	7,521,683
ABN AMRO / Bond Fund-Class N*	120	CHTBX	00078H323	Unlimited	9.69	14,324,323
ABN AMRO / Growth Fund-Class I	233	CTGIX	00078H398	Unlimited	22.97	19,571,803
ABN AMRO / Growth Fund-Class N	133	CHTIX	00078H380	Unlimited	22.66	39,203,490
ABN AMRO / Growth Fund-Class R	933	CCGRX	00078H422	Unlimited	22.53	49,807
ABN AMRO / High Yield Bond Fund - Class I	222	ABHBX	00078H166	Unlimited	9.95	1,014,187
ABN AMRO / High Yield Bond Fund - Class N	122	AHBNX	00078H174	Unlimited	9.95	1,107,315
ABN AMRO / Investment Grade Bond Fund - Class I*	221	IOFIX	00078H455	Unlimited	9.14	3,547,129
ABN AMRO / Investment Grade Bond Fund - Class N*	121	ANVGX	00078H182	Unlimited	9.14	397,565
ABN AMRO / Mid Cap Fund-Class I	232	ABMIX	00078H158	Unlimited	23.30	3,145,915
ABN AMRO / Mid Cap Fund-Class N	132	CHTTX	00078H315	Unlimited	23.21	23,633,216
ABN AMRO / Mid Cap Growth Fund - Class N	147	ABMGX	00080Y306	Unlimited	n/a	n/a
ABN AMRO / Municipal Bond Fund - Class N*	110	CHTMX	00078H356	Unlimited	10.25	6,737,272
ABN AMRO / Real Estate Fund-Class I	243	AARIX	00080Y108	Unlimited	16.23	2,015,976
ABN AMRO / Real Estate Fund-Class N	143	ARFCX	00078H620	Unlimited	16.23	3,379,786
ABN AMRO / Value Fund - Class I	240	AAVIX	00080Y207	Unlimited	12.16	15,847,421
ABN AMRO / Value Fund - Class N	140	RVALX	00078H844	Unlimited	12.15	7,870,288
ABN AMRO / Montag & Caldwell Balanced Fund - Class N	130	MOBAX	00078H273	Unlimited	16.41	2,971,503
ABN AMRO / Montag & Caldwell Growth Fund-Class N	134	MCGFX	00078H299	Unlimited	23.35	42,491,792
ABN AMRO / Montag & Caldwell Growth Fund - Class R	934	MCRGX	00078H414	Unlimited	23.23	30,250
Montag & Caldwell Balanced Fund - Class I	230	MOBIX	00078H265	Unlimited	16.39	1,196,640
Montag & Caldwell Growth -Class I	234	MCGIX	00078H281	Unlimited	23.44	73,705,906
ABN AMRO / River Road Dynamic Equity Income Fund - Class N	161	ARDEX	00078H133	Unlimited	9.91	537,264
ABN AMRO / River Road Small Cap Value Fund - Class N	160	ARSVX	00078H125	Unlimited	10.28	612,567
ABN AMRO / TAMRO Large Cap Value Fund - Class N	139	ATLVX	00078H224	Unlimited	12.40	1,741,693
ABN AMRO / TAMRO Small Cap Fund-Class I	238	ATSIX	00078H141	Unlimited	15.67	729,705
ABN AMRO / TAMRO Small Cap Fund-Class N	138	ATASX	00078H216	Unlimited	15.63	9,529,315
ABN AMRO / Veredus Aggressive Growth Fund-Class I	235	AVEIX	00078H240	Unlimited	18.57	8,417,786
ABN AMRO / Veredus Aggressive Growth Fund-Class N	135	VERDX	00078H257	Unlimited	18.35	29,938,438
ABN AMRO / Veredus SciTech Fund - Class N	137	AVSTX	00078H232	Unlimited	7.11	640,396
ABN AMRO / Veredus Select Growth Fund - Class N	144	AVSGX	00078H489	Unlimited	11.88	1,116,878

*	Selected Funds